Exhibit 10.3

CROWN PROPTECH ACQUISITIONS

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION
as Trustee

INDENTURE

Dated as of [•], 202[2]1

Floating Rate Convertible Senior Notes due 20[●]2

1 NTD: To be signed at SPAC closing. Maturity Date To be the 1st or 15th of the month immediately prior to the 5 year anniversary of the Closing Date.

2 NTD: To be signed at SPAC closing. Maturity Date To be the 1st or 15th of the month immediately prior to the 5 year anniversary of the Closing Date.

CONTENTS

Exhibits

INDENTURE, dated as of [ ● ], 2021, between Crown PropTech Acquisitions, a [Delaware corporation], as issuer (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee” as further defined below).

Each party to this Indenture (as defined below) agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below) of the Company’s Floating Rate Convertible Senior Notes due 20[●]3 (the “Notes”).

Article 1.     DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01     DEFINITIONS.

“Affiliate” has the meaning set forth in Rule 144 as in effect on the Issue Date.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) the Prime Rate and (c) 0.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of:

(i) 1.0% of the principal amount of such Note, and

(ii) the excess, if any, of (a) the present value as of such Redemption Date of (i) the Redemption Price of such Note on [●], 20[●]4 plus (ii) all required interest payments due on such Note through [●], 20[●]5 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed (x) using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, (y) using the Benchmark as of such Redemption Date, and (z) assuming that the Company elects to pay PIK Interest with respect to each remaining Interest Payment Date, over (b) the then outstanding principal amount of such Note.

“Authorized Denomination” means, with respect to a Note, subject to the issuance of PIK Notes or the increase in the principal amount of a Note in order to evidence PIK Interest, a principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof, and after the issuance of PIK Notes or an increase in the principal amount of a Note, a principal amount of $1.00 and integral multiples of $1.00 in excess thereof.

“Available Tenor” means, as of any date of determination and with respect to the then current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date.

3 NTD: To be year five years post-Issue date.

4 NTD: To be one year post issue date.

5 NTD: To be one year post issue date.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Benchmark” means, initially, sum of (a) Term SOFR plus (b) 0.15% (15 basis points); provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement. Notwithstanding the foregoing, in no event may the Benchmark be less than 1.00%.

“Benchmark Determination Date” means, with respect to any Interest Period, (i) if the Benchmark is Term SOFR, the Term SOFR Determination Date and (ii) if the Benchmark is Daily Simple SOFR, the Daily Simple SOFR Determination Date.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Designated Transaction Representative for the applicable Benchmark Replacement Date:

(1) the sum of (a) Daily Simple SOFR and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate benchmark rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the applicable Benchmark Replacement Adjustment; and

(3) the sum of (a) the alternate rate of interest that has been agreed by the Designated Transaction Representative and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark at such time in the United States and (y) any recommendations by the Relevant Governmental Body, and (ii) the related Benchmark Replacement Adjustment;

provided that if none of the foregoing Benchmark Replacements can be determined by the Designated Transaction Representative (or a Designated Transaction Representative has not been appointed) prior to the Benchmark Determination Date, such Benchmark shall be replaced with the Alternate Base Rate.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the first alternative set forth below that the Designated Transaction Representative in its reasonable discretion: (a) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Designated Transaction Representative as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; and (b) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been agreed by the Designated Transaction Representative and the Company giving due consideration to (x) any evolving or then-prevailing spread adjustment, or method for calculating or determining such spread adjustment, for the replacement for the then-current Benchmark with the applicable Unadjusted Benchmark Replacement at such time in the United States and (y) any applicable recommendations made by the Relevant Governmental Body.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of U.S. Government Securities Business Day”, the definition of “Interest Period”, the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Designated Transaction Representative in its reasonable discretion decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice; provided that the Designated Transaction Representative shall use commercially reasonable efforts to take into account the Company’s input in order to satisfy any applicable requirements under proposed or final U.S. Treasury Regulations or other Internal Revenue Service guidance such that the use of Benchmark Replacement shall not result in a deemed exchange under Section 1001 of the Code.

“Benchmark Replacement Date” means:

(i) for purposes of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of the relevant Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark; or

(ii) for purposes of clause (iii) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced therein.

“Benchmark Transition Event means with respect to any then-current Benchmark other than LIBOR, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i) a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark announcing that the administrator has ceased or will cease to provide all Available Tenors of such Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide all Available Tenors of such Benchmark;

(ii) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide all Available Tenors of such Benchmark; or

(iii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that all Available Tenors of such Benchmark are no longer, or as of a specified future date will no longer be, representative.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“CIBC” means CIBC Bank USA.

“CIBC Facility” means that certain credit agreement entered into among the Company and CIBC dated May 7, 2020.6

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean any agreements and related documents necessary to effectuate and perfect the first-priority lien on substantially all assets of the Company and its Subsidiaries as set forth in Section 3.04.

“Common Shares” means the shares of Class A common stock, $0.0001 par value per share, of the Company, subject to Section 5.09.

“Company” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

6 NTD: References to CIBC facility to be deleted if terminated prior to issuance.

“Company Order” means a written request or order signed on behalf of the Company by one (1) of its Officers and delivered to the Trustee.

“Consolidated Subscription Revenue” means, for any fiscal quarter, the “subscription revenue” for such fiscal quarter as reflected in the Company’s Consolidated Statements of Operations calculated in accordance with GAAP.

“Contingent Guarantors” means each Subsidiary of the Company listed on the signature pages hereto (as such list may be otherwise supplemented pursuant to any supplemental indenture executed by any Subsidiary of the Company that guarantees the Company’s obligations pursuant to the Revolving Credit Facility following the Issue Date but prior to the occurrence of a Collateral Triggering Event).

“Continuing Directors” means as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.7

“Conversion Date” means, with respect to a Note, the first (1st) Business Day on which the requirements set forth in Section 5.02(A) to convert such Note are satisfied, subject to Section 5.03(C).

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 86.9565 Common Shares per $1,000 principal amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Article 5; provided, further, that whenever this Indenture refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Conversion Share” means any Common Shares issued or issuable upon conversion of any Note.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor, provided that if the Benchmark is Term SOFR, such Benchmark should be for a Corresponding Tenor of three month’s duration.

“Daily Cash Amount” means, with respect to any VWAP Trading Day, the lesser of (A) the applicable Daily Maximum Cash Amount; and (B) the Daily Conversion Value for such VWAP Trading Day.

“Daily Conversion Value” means, with respect to any VWAP Trading Day, one-[twentieth] (1/[20]th) of the product of (A) the Conversion Rate on such VWAP Trading Day; and (B) the Daily VWAP per Common Share on such VWAP Trading Day.

7 NTD: To conform to merger structure, in the event that Crown BoD at issuance will not match the BoD post-deSPAC.

“Daily Maximum Cash Amount” means, with respect to the conversion of any Note, the quotient obtained by dividing (A) the Specified Dollar Amount applicable to such conversion by (B) [twenty] ([20]).

“Daily Share Amount” means, with respect to any VWAP Trading Day, the quotient obtained by dividing (A) the excess, if any, of the Daily Conversion Value for such VWAP Trading Day over the applicable Daily Maximum Cash Amount by (B) the Daily VWAP for such VWAP Trading Day. For the avoidance of doubt, the Daily Share Amount will be zero for such VWAP Trading Day if such Daily Conversion Value does not exceed such Daily Maximum Cash Amount.

“Daily Simple SOFR” means, for any day (a “Daily SOFR Rate Day”), a rate per annum equal to SOFR for the day (a “Daily Simple SOFR Determination Date”) at approximately 5:00 a.m., Chicago time, that is five U.S. Government Securities Business Days prior to (i) if such Daily SOFR Rate Day is a U.S. Government Securities Business Day, such Daily SOFR Rate Day or (ii) if such Daily SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily SOFR Rate Day; provided that if Daily Simple SOFR as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for the purposes of this Agreement. If by 5:00 p.m. on the second U.S. Government Securities Business Date immediately following any SOFR Determination Date, SOFR in respect of the applicable SOFR Determination Date has not been published and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three consecutive Daily SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[ ● ] US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such VWAP Trading Day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Settlement Method” means Combination Settlement with a Specified Dollar Amount of $1,000 per $1,000 principal amount of Notes; provided, however, that the Company may, from time to time, change the Default Settlement Method by sending notice of the new Default Settlement Method to the Holders, the Trustee and the Conversion Agent.

“Depositary” means The Depository Trust Company or its successor.

“Depositary Participant” means any member of, or participant in, the Depositary.

“Depositary Procedures” means, with respect to any conversion, transfer, exchange or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary applicable to such conversion, transfer, exchange or transaction.

“Designated Transaction Representative” means the Investor, or if the Investor does not hold a majority of the aggregate principal amount of the Notes then outstanding, the Person appointed by Holders of a majority in aggregate principal amount of the Notes then outstanding.

“Drako Affiliates” means (i) Mr. Dean Drako and (ii) other Persons that are controlled by Mr. Dean Drako.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Shares, the first date on which Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempted Fundamental Change” means any Fundamental Change with respect to which, in accordance with Section 4.02(I), the Company does not offer to repurchase any Notes.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions from three Federal funds brokers of recognized standing selected by the Investor.

“Fundamental Change” means any of the following events:

(A)            any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Drako Affiliates becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(B)            the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than solely to the Company or one or more of the Company’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Shares are exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C)            the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company;

(D)            the Common Shares cease to be listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors);

(E)            a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(F)            less than a majority of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) at any time is held by Drako Affiliates.

If any transaction in which the Common Shares are replaced by securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Conversion Period (or, in the case of a transaction that would have been a Fundamental Change or Make-Whole Fundamental Change but for the immediately preceding paragraph, following the effective date of such transaction), references to the Company for purposes of this definition shall instead be references to such other entity.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); (y) whether a Person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act (as in Fundamental Change); and (z) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act.

“Fundamental Change Repurchase Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 4.02(F)(i) and Section 4.02(F)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any Note upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 4.02(D).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Global Note” means a Note that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee, and deposited with the Trustee, as custodian for the Depositary.

“Global Note Legend” means a legend substantially in the form set forth in Exhibit B-2.

“Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes pursuant to Article 9.

“Guarantor” means (i) each Person that becomes a Guarantor by executing an amended or supplemental indenture pursuant to Section 8.01(B) and Section 9.03 and, subject to Section 9.04, its successors and assigns of the foregoing and (ii) upon the occurrence of a Collateral Triggering Event, each Contingent Guarantor.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to the Company and its Subsidiaries, without duplication: (A) any liability, contingent or otherwise, of such person (1) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (2) evidenced by a bond, a note, debenture or similar instrument or the face amount of any letters of credit (but solely to the extent drawn) (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (B) any liability of others of the kind described in the preceding clause (A) or subsequent clause (C) that the Company or its Subsidiaries has guaranteed or that is otherwise its legal liability; (C) all Capital Lease Obligations of the Company and its Subsidiaries; and (D) any obligation of other Persons secured by a lien to which the property or assets of the Company are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be a legal liability of the Company or its Subsidiaries.

“Indenture” means this Indenture, as amended or supplemented from time to time. “Interest Payment Date” means, with respect to a Note, each [ ● ], [ ● ] , [ ● ] and [ ● ] of each year, commencing on [ ● ] (or commencing on such other date specified in the certificate representing such Note). For the avoidance of doubt, the Maturity Date is an Interest Payment Date.

“Interest Period” shall mean the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include the day immediately preceding the first scheduled Interest Payment Date (the Interest Payment Date for any Interest Period shall be the Interest Payment Date occurring on the day immediately following the last day of such Interest Period).

“Investor” means [Golub Capital LLC].

“Issue Date” means [ ● ], 202[●].

“Last Reported Sale Price” of the Common Shares for any Trading Day means the closing sale price per Common Share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per Common Share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per Common Share) on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are then listed. If the Common Shares are not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per Common Share on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per Common Share on such Trading Day from a nationally recognized independent investment banking firm selected by the Company. Neither the Trustee nor the Conversion Agent will have any duty to determine the Last Reported Sale Price.

“LIBOR” means the London interbank offered rate for U.S. dollars.

“Make-Whole Fundamental Change” means a Fundamental Change (not giving effect to the proviso to clause (B)(ii) of the definition thereof; provided, however, that a transaction or event described in clause (A) or (B) of the definition of Fundamental Change will not constitute a Make-Whole Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Shares (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed (or depositary receipts representing shares of common stock, which depositary receipts are listed) on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Share Change Event whose Reference Property consists of such consideration).

“Make-Whole Fundamental Change Conversion Period” means the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change (other than an Exempted Fundamental Change), to, but excluding, the related Fundamental Change Repurchase Date).

“Make-Whole Fundamental Change Effective Date” means the date on which such Make-Whole Fundamental Change occurs or becomes effective.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Shares are listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options contracts or futures contracts relating to the Common Shares.

“Maturity Date” means [ ● ], 20[●]8.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of [ ● ], 2021, by and among the Company, [ ● ].

“Mergers” means [ ● ]9.

“Non-Affiliate Legend” means a legend substantially in the form set forth in Exhibit B-3.

“Note Agent” means any Registrar, Paying Agent or Conversion Agent.

“Notes” means the Floating Rate Convertible Senior Notes due 20[●]10 issued by the Company pursuant to this Indenture.

“Observation Period” means, with respect to any Note to be converted, the [twenty] ([20]) consecutive VWAP Trading Days beginning on, and including, the [twenty-first] ([21st]) Scheduled Trading Day immediately before the Conversion Date.

[“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of the Company.

“Officer’s Certificate” means a certificate that is signed on behalf of the Company by one (1) of its Officers and that meets the requirements of Section 12.03.]11

8 NTD: To be the 1st or 15th of the month immediately prior to the 5 year anniversary of the Closing Date.

9 NTD: DPW to complete.

10 NTD: To be year five years post-issue Date.

11 NTD: DPW to confirm/revise as appropriate.  NTD: LW Team, any feedback here?

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means an opinion, from legal counsel (including an employee of, or counsel to, the Company or any of its Subsidiaries), who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.03, subject to customary assumptions; qualifications and exclusions.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.- managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Partial PIK Interest” means a portion of the interest on the Notes due on an Interest Payment Date, which is paid, at the Company’s election, by increasing the amount of outstanding Notes or by issuing additional PIK Notes, to the extent that only a portion of the interest due on an Interest Payment Date is so paid.

“Permitted Liens” means the first priority liens, equal in priority to the liens granted in favor of the Notes, with respect to a Revolving Credit Facility not to exceed $20.0 million.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Indenture.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

“PIK Interest” means payment of interest on the Notes through an increase in the principal amount of the outstanding Notes or through the issuance of PIK Notes, to the extent all interest due on an Interest Payment Date is so paid.

“Prime Rate” means the “U.S. Prime Rate” as quoted by the print edition of The Wall Street Journal.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Shares (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Shares (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Company, by statute, by contract or otherwise).

“Redemption” means the repurchase of any Note by the Company pursuant to Section 4.03.

“Redemption Date” means the date fixed, pursuant to Section 4.03(D), for the settlement of the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 4.03(F).

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 4.03(E).

“Regular Record Date” has the following meaning with respect to an Interest Payment Date: (A) if such Interest Payment Date occurs on [ ● ], the immediately preceding [ ● ]; (B) if such Interest Payment Date occurs on [ ● ], the immediately preceding [ ● ]; (C) if such Interest Payment Date occurs on [ ● ], the immediately preceding [ ● ]; and (D) if such Interest Payment Date occurs on [ ● ], the immediately preceding [ ● ].

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York and/or (as administrator of the forward-looking term Secured Overnight Financing Rate) the CME Group Benchmark Administration Limited, as applicable, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or in each case any successor thereto.

“Relevant Stock Exchange” means New York Stock Exchange, or, if the Common Shares are not then listed on New York Stock Exchange, the principal other U.S. national or regional securities exchange on which the Common Shares are then listed.

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 4.02.

“Responsible Officer” means (A) any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of such officers; and (B) with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of, and familiarity with, the particular subject, and who, in each case, will have direct responsibility for the administration of this Indenture.

“Restricted Note Legend” means a legend substantially in the form set forth in Exhibit B-1.

“Restricted Stock Legend” means, with respect to any Conversion Share, a legend substantially to the effect that the offer and sale of such Conversion Share have not been registered under the Securities Act and that such Conversion Share cannot be sold or otherwise transferred except pursuant to a transaction that is registered under the Securities Act or that is exempt from, or not subject to, the registration requirements of the Securities Act.

“Revolving Credit Facility” means one or more debt facilities (including, without limitation, the CIBC Facility) with banks or other institutional lenders providing for revolving credit loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent or lenders or another administrative agent or agents or other lenders and whether provided under the CIBC Facility or any other credit or other agreement).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded. If the Common Shares are not so listed or traded, then “Scheduled Trading Day” means a Business Day.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Note or Conversion Share.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among the Company, its Subsidiaries and the Trustee.

“Settlement Method” means Cash Settlement, Physical Settlement or Combination Settlement.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person; provided, however, that, if a Subsidiary meets the criteria of clause (3), but not clause (1) or (2), of the definition of “significant subsidiary” in Rule 1-02(w) of Regulation S-X under the Exchange Act, then such Subsidiary will be deemed not to be a Significant Subsidiary unless such Subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year before the date of determination exceeds ten million dollars ($10,000,000.00) (with such amount calculated pursuant to numbered paragraph 3 of computational note 1 with respect to clause (3) of such rule, to the extent the calculation of such Subsidiary’s income involves combined entities). For purposes of this definition, Rule 1-02(w) of Regulation S-X refers to such rule as in effect on the Issue Date.

“SOFR” means, a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator on the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“Special Interest” means any interest that accrues on any Note pursuant to Section 7.03.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the Settlement Notice related to any conversion (excluding cash in lieu of any fractional Common Share).

“Stated Interest” means the Benchmark plus (i) from the Issue Date to, but excluding [ ● ], 20[●]12, (x) if the Company determines to pay PIK Interest with respect to all or a portion of the aggregate principal amount of the Notes during the applicable Interest Period, 9.50% with respect to such portion of the aggregate principal amount of the Notes or (y) if the Company determines to pay Cash Interest with respect to all or a portion of the aggregate principal amount of the Notes during the applicable Interest Period, 9.25% with respect to such portion of the aggregate principal amount of the Notes, (ii) from and including [ ● ], 20[●]13 to, but, excluding [ ● ], 20[●]14, (x) if the Company determines to pay PIK Interest with respect to all or a portion of the aggregate principal amount of the Notes during the applicable Interest Period, 10.50% with respect to such portion of the aggregate principal amount of the Notes or (y) if the Company determines to pay Cash Interest with respect to all or a portion of the aggregate principal amount of the Notes during the applicable Interest Period, 10.25% with respect to such portion of the aggregate principal amount of the Notes, (iii) from and including [ ● ], 20[●]15 to, but, excluding [ ● ], 20[●]16, (x) if the Company determines to pay PIK Interest with respect to all or a portion of the aggregate principal amount of the Notes during the applicable Interest Period, 11.50% with respect to such portion of the aggregate principal amount of the Notes or (y) if the Company determines to pay Cash Interest with respect to all or a portion of the aggregate principal amount of the Notes during the applicable Interest Period, 11.25%, with respect to such portion of the aggregate principal amount of the Notes and (iv) from and including [ ● ], 20[●]17 to the Maturity Date, (x) if the Company determines to pay PIK Interest with respect to all or a portion of the aggregate principal amount of the Notes during the applicable Interest Period, 12.50% with respect to such portion of the aggregate principal amount of the Notes or (y) if the Company determines to pay Cash Interest with respect to all or a portion of the aggregate principal amount of the Notes during the applicable Interest Period, 12.25% with respect to such portion of the aggregate principal amount of the Notes.

12 NTD: To be the second anniversary of the Issue Date.

13 NTD: To be the second anniversary of the Issue Date.

14 NTD: To be the third anniversary of the Issue Date.

15 NTD: To be the third anniversary of the Issue Date.

16 NTD: To be the fourth anniversary of the Issue Date.

17 NTD: To be the fourth anniversary of the Issue Date.

“Stock Price” has the following meaning for any Make-Whole Fundamental Change: (A) if the holders of Common Shares receive only cash in consideration for their Common Shares in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (B) of the definition of “Fundamental Change,” then the Stock Price is the amount of cash paid per Common Share in such Make-Whole Fundamental Change; and (B) in all other cases, the Stock Price is the average of the Last Reported Sale Prices per Common Share for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Term SOFR” means, for the Corresponding Tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Corresponding Tenor comparable to the applicable Interest Period, as such rate is published by the SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Date”), and for the Corresponding Tenor comparable to the applicable Interest Period, the forward-looking per annum term rate based on SOFR for such Corresponding Tenor comparable to the applicable Interest Period, as such rate appears on the SOFR Administrator’s website on such day and time. If by 5:00 pm (New York City time) on such Term SOFR Determination Date, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Date will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Term SOFR Reference Rate was published by the SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Date; provided that if the Designated Transaction Representative determines that Term SOFR has not been published within the five (5) preceding Business Day, such Benchmark shall be replaced with the Alternate Base Rate without notice to the Company until the earlier of (i) the first preceding U.S. Government Securities Business Day for which Term SOFR was published by the SOFR Administrator or (ii) the Benchmark Replacement Date.

“Trading Day” means any day on which (A) trading in the Common Shares generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then traded; and (B) there is no Market Disruption Event. If the Common Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(A)            such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company or a Person that was an Affiliate of the Company in the three months immediately preceding) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer; and

(B)            such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company or a Person that was an Affiliate of the Company in the three months immediately preceding) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144).

The Trustee is under no obligation to determine whether any Security is a Transfer-Restricted Security and may conclusively rely on an Officer’s Certificate with respect thereto.

“Treasury Rate” means as of the date of redemption of Notes the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to [ ● ], 20[●]18; provided, however, that if the period from the Redemption Date to [ ● ], 20[●]19 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Redemption Date to [ ● ], 20[●]20 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

18 NTD: To be one year post-Issue date.

19 NTD: To be one year post-Issue date.

20 NTD: To be one year post-Issue date.

“Trustee” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” of any Person as of any date means the common equity of the Company that such Person is at the time entitled (without reference to the occurrence of any contingency) to vote in the election of the directors, managers or trustees of such Person.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the Relevant Stock Exchange to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Shares or in any options contracts or futures contracts relating to the Common Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Shares generally occurs on the Relevant Stock Exchange. If the Common Shares are not so listed or traded on a Relevant Stock Exchange, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person determined by reference to the definition of Subsidiary but with each reference therein to “more than fifty percent (50%)” deemed to be replaced with “one hundred percent (100%)” for purposes of this definition; provided, however, that directors’ qualifying shares will be disregarded for purposes of determining whether any Person is a Wholly Owned Subsidiary of another Person.

Section 1.02     OTHER DEFINITIONS.

Term	Defined in Section
“Additional Shares”	5.07	(A)
“Aggregate Purchase Price”	9.05
“Business Combination Event”	6.01	(A)
“Cash Interest”	2.05	(A)
“Cash Settlement”	5.03	(A)
“Combination Settlement”	5.03	(A)
“Common Share Change Event”	5.09	(A)
“Conversion Agent”	2.06	(A)
“Conversion Consideration”	5.03	(B)(i)

Term	Defined in Section
“Default Interest”	2.05	(C)
“Defaulted Amount”	2.05	(C)
“Event of Default”	7.01	(A)
“Exchange Consideration”	5.08	(A)
“Expiration Date”	5.05	(A)(v)
“Expiration Time”	5.05	(A)(v)
“Fundamental Change Notice”	4.02	(E)
“Fundamental Change Repurchase Right”	4.02	(A)
“Guaranteed Obligations”	9.01	(A)(ii)
“Guarantor Business Combination Event”	9.04	(A)
“Initial Notes”	2.03	(A)
“Paying Agent”	2.06	(A)
“Physical Settlement”	5.03	(A)
“PIK Notes”	2.03	(C)
“PIK Notice”	2.05	(B)(i)
“PIK Payment”	2.03	(C)
“Provisional Call Redemption”	4.03	(E)
“Redemption Notice”	4.03	(F)
“Reference Property”	5.09	(A)
“Reference Property Unit”	5.09	(A)
“Register”	2.06	(B)
“Registrar”	2.06	(A)
“Reporting Event of Default”	7.03	(A)
“Settlement Method”	5.03	(A)
“Specified Courts”	12.07
“Spin-Off”	5.05	(A)(iii)(2)
“Spin-Off Valuation Period”	5.05	(A)(iii)(2)
“Successor Corporation”	6.01	(A)
“Successor Person”	5.09	(A)
“Tender/Exchange Offer Valuation Period”	5.05	(A)(v)

Section 1.03     RULES OF CONSTRUCTION.

For purposes of this Indenture:

(A)            “or” is not exclusive;

(B)            “including” means “including without limitation”;

(C)            “will” expresses a command;

(D)            the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(E)            a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(F)            words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(G)            “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;

(H)            references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(I)            the exhibits, schedules and other attachments to this Indenture are deemed to form part of this Indenture;

(J)            unless otherwise provided in this Indenture or in any Note, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transaction contemplated hereby (including amendments, waivers, consents and other modifications) will be deemed to include electronic signatures and the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee;

(K)            references to “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment; and

(L)            the term “interest,” when used with respect to a Note, includes any Special Interest, unless the context requires otherwise.

Article 2.     THE NOTES

Section 2.01     FORM, DATING AND DENOMINATIONS.

The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A. The Notes will bear the legends required by Section 2.09 and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary. Each Note will be dated as of the date of its authentication. Any PIK Notes will be issued with the designation “PIK Note” on the face of such PIK Note.

Except to the extent otherwise provided in a Company Order delivered to the Trustee in connection with the issuance and authentication thereof, the Notes will be issued initially in the form of Physical Notes. Global Notes may be exchanged for Physical Notes, and Physical Notes may be exchanged for Global Notes, only as provided in Section 2.10.

The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.

Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.

The terms contained in the Notes constitute part of this Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, agree to such terms and to be bound thereby; provided, however, that, to the extent that any provision of any Note conflicts with the provisions of this Indenture, the provisions of this Indenture will control for purposes of this Indenture and such Note.

Section 2.02     EXECUTION, AUTHENTICATION AND DELIVERY.

(A)          Due Execution by the Company. At least one (1) duly authorized Officer will sign the Notes on behalf of the Company by manual, facsimile or other electronic signature. A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Company.

(B)          Authentication by the Trustee and Delivery.

(i)            No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

(ii)            The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Company delivers such Note to the Trustee; (2) such Note is executed by the Company in accordance with Section 2.02(A); and (3) the Company delivers a Company Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name of the Holder of such Note and the date as of which such Note is to be authenticated. If such Company Order also requests the Trustee to deliver such Note to any Holder or to the Depositary (or its custodian), then the Trustee will promptly deliver such Note in accordance with such Company Order.

(iii)          The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under this Indenture, and a Note authenticated as provided in this Indenture by such an agent will be deemed, for purposes of this Indenture, to be authenticated by the Trustee. Each duly appointed authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.03      INITIAL NOTES; ADDITIONAL NOTES AND PIK NOTES.

(A)           Initial Notes. On the Issue Date, there will be originally issued [●] ($[●] million) aggregate principal amount of Notes, subject to the provisions of this Indenture (including Section 2.02). Notes issued pursuant to this Section 2.03(A), and any Notes issued in exchange therefor or in substitution thereof, are referred to in this Indenture as the “Initial Notes.”

(B)            Additional Notes. The Company may, subject to the provisions of this Indenture (including Section 2.02 and Section 3.08), issue additional Notes with the same terms as the Initial Notes (except, to the extent applicable, with respect to the date as of which interest begins to accrue on such additional Notes and the first Interest Payment Date), which additional Notes will, subject to the foregoing, be considered to be part of the same series of, and rank equally and ratably with all other, Notes issued under this Indenture; provided, however, that if any such additional Notes are not fungible with the Initial Notes or any other Notes issued under this Indenture for U.S. federal income tax or U.S. federal securities law purposes, then such additional Notes will be identified by one or more separate CUSIP numbers or by no CUSIP number. Any resale of notes repurchased by the Company as described and subject to the conditions set forth in Section 3.07 will be deemed to be an “issuance” of notes for purposes of this Section 2.03(B).

(C)            PIK Notes. If the Company elects to pay PIK Interest or Partial PIK Interest in respect of the Notes as set forth in Section 2.05 below, the Company may elect prior to any Interest Payment Date (subject to the restrictions described in the form of Notes in Exhibit A) to either increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under this Indenture having the same terms (except that PIK Notes shall be made in a minimum denomination of $1.00 and integral multiples of $1.00) as the Notes (in each case, a “PIK Payment”). In the event that the Company shall determine to pay PIK Interest (including Partial PIK Interest) for any Interest Period, then the Company shall deliver a PIK Notice (as defined below) to the Trustee as required by the form of Note in Exhibit A. Any PIK Notes will, be considered to be part of the same series of, and rank equally and ratably with all other, Notes issued under this Indenture.

Section 2.04        METHOD OF PAYMENT.

(A)            Global Notes. The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, interest on, and any cash Conversion Consideration for, any Global Note to the Depositary by wire transfer of immediately available funds no later than the time the same is due as provided in this Indenture.

(B)            Physical Notes. The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, interest on, and any cash Conversion Consideration for, any Physical Note no later than the time the same is due as provided in this Indenture as follows: (i) if the principal amount of such Physical Note is at least five million dollars ($5,000,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Physical Note entitled to such payment has delivered to the Paying Agent or the Trustee, no later than the time set forth in the immediately following sentence, a written request that the Company make such payment by wire transfer to an account of such Holder within the United States specified in such request, by wire transfer of immediately available funds to such account; and (ii) in all other cases, by check mailed to the address of the Holder of such Physical Note entitled to such payment as set forth in the Register. To be timely, such written request must be so delivered no later than the Close of Business on the following date: (x) with respect to the payment of any interest due on an Interest Payment Date, the immediately preceding Regular Record Date; (y) with respect to any cash Conversion Consideration, the relevant Conversion Date; and (z) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

Section 2.05      ACCRUAL OF INTEREST; DEFAULTED AMOUNTS; WHEN PAYMENT DATE IS NOT A BUSINESS DAY.

(A)            Accrual of Interest. Each Note will accrue interest at a rate per annum equal to the Stated Interest, plus any Special Interest that may accrue pursuant to Section 7.03. The Company shall determine prior to any Interest Payment Date to pay interest in cash (“Cash Interest”) or PIK Interest for such Interest Period; provided that prior to any such election, the Company is deemed to have selected to pay such interest by PIK Interest. Stated Interest on each Note will (i) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (ii) be, subject to Sections 4.02(D), 4.03(E) and 5.02(D) (but without duplication of any payment of interest), payable quarterly in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date. Stated Interest, and, if applicable, Special Interest, on the Notes will be computed on the basis of a three hundred sixty (360)-day year comprised of twelve 30-day months.

(B)            PIK Interest.

(i)            In the event that the Company shall determine to pay Partial PIK Interest or Cash Interest for any Interest Period, then the Company shall deliver a notice (a “PIK Notice”) to the Trustee and the Holders not less than five (5) Business Days prior to the Interest Payment Date of the relevant Interest Period, which notice shall state the total amount of interest to be paid on the Interest Payment Date in respect of such Interest Period and the amount of such interest to be paid as Cash Interest or Partial PIK Interest, as the case may be. For the avoidance of doubt, interest on the Notes in respect of any Interest Period for which a PIK Notice is not delivered in accordance with the first sentence of this paragraph, in connection with a redemption or repurchase and on the Maturity Date must be paid entirely in PIK Interest.

(ii)           Any PIK Interest (including Partial PIK Interest) on the Notes will be payable to Holders by increasing the principal amount of the outstanding Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar) or issuing PIK Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of an authentication order from the Company, record such increase in principal amount. In the event that the Company is entitled to and elects to pay Partial PIK Interest for any Interest Period, each Holder will be entitled to receive cash in respect of the applicable percentage of the principal amount of the Notes held by such Holder on the relevant record date and PIK Interest in respect of the remaining percentage of the principal amount of the Notes held by such Holder on the relevant record date. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be distributed to Holders, will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes. Any certificated PIK Notes will be issued with the description “PIK Note” on the face of any such PIK Note.

(iii)            If the Company pays a portion of the interest on the Notes in cash and a portion as PIK Interest, such cash and PIK Interest shall be paid to Holders pro rata in accordance with their interests.

(iv)            Notwithstanding anything to the contrary, the payment of accrued interest in connection in connection with any repurchase of the Notes as described Article 4 of this Indenture shall be made solely in cash.

(C)          Defaulted Amounts. If the Company fails to pay any amount (a “Defaulted Amount”) payable on a Note on or before the due date therefor as provided in this Indenture, then, regardless of whether such failure constitutes an Event of Default, (i) such Defaulted Amount will forthwith cease to be payable to the Holder of such Note otherwise entitled to such payment; (ii) to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to the rate per annum at which Stated Interest accrues plus two percent (2.0%), from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest; (iii) such Defaulted Amount and Default Interest will be paid on a payment date selected by the Company to the Holder of such Note as of the Close of Business on a special record date selected by the Company, provided that such special record date must be no more than fifteen (15), nor less than ten (10), calendar days before such payment date; and (iv) at least fifteen (15) calendar days before such special record date, the Company will send notice to the Trustee and the Holders that states such special record date, such payment date and the amount of such Defaulted Amount and Default Interest to be paid on such payment date.

(D)          Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

(E)          Special Interest. In the event that any Special Interest is due on any Note, then at least two (2) Business Days prior to the date on which such Special Interest is to be paid, the Company shall provide written notice to the Trustee, the Paying Agent (if other than the Trustee) and the Holders setting forth of the amount of such Special Interest and the date on which such Special Interest is to be paid. The Trustee shall be entitled to assume that no Special Interest is due to Holders unless and until the Trustee receives such notice from the Company. The Trustee shall have no duty to monitor the circumstances giving rise to the payment of Special Interest.

Section 2.06     REGISTRAR, PAYING AGENT AND CONVERSION AGENT.

(A)         Generally. The Company will maintain (i) an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”); (ii) an office or agency in the continental United States where Notes may be presented for payment (the “Paying Agent”); and (iii) an office or agency in the continental United States where Notes may be presented for conversion (the “Conversion Agent”). If the Company fails to maintain a Registrar, Paying Agent or Conversion Agent, then the Trustee will act as such and will receive compensation therefor in accordance with this Indenture and any other agreement between the Trustee and the Company. For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar, Paying Agent or Conversion Agent.

(B)          Duties of the Registrar. The Registrar will keep a record (the “Register”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of Notes. Absent manifest error, the entries in the Register will be conclusive and the Company and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(C)          Co-Agents; Company’s Right to Appoint Successor Registrars, Paying Agents and Conversion Agents. The Company may appoint one or more co-Registrars, co-Paying Agents and co-Conversion Agents, each of whom will be deemed to be a Registrar, Paying Agent or Conversion Agent, as applicable, under this Indenture. Subject to Section 2.06(A), the Company may change any Registrar, Paying Agent or Conversion Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder. The Company will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to this Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of this Indenture that relate to such Note Agent.

(D)         Initial Appointments. The Company appoints the Trustee as the initial Paying Agent, the initial Registrar and the initial Conversion Agent.

Section 2.07     PAYING AGENT AND CONVERSION AGENT TO HOLD PROPERTY IN TRUST.

The Company will require each Paying Agent or Conversion Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee of any default by the Company in making any such payment or delivery. The Company, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent or Conversion Agent to pay or deliver, as applicable, all money and other property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Company or any of its Subsidiaries) will have no further liability for such money or property. If the Company or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then (A) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other property held by it as Paying Agent or Conversion Agent; and (B) references in this Indenture or the Notes to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively. Upon the occurrence of any event pursuant to in clause (xii) or (xiii) of Section 7.01(A) with respect to the Company (or with respect to any Subsidiary of the Company acting as Paying Agent or Conversion Agent), the Trustee will serve as the Paying Agent or Conversion Agent, as applicable, for the Notes.

Section 2.08     HOLDER LISTS.

If the Trustee is not the Registrar, the Company will furnish to the Trustee, no later than seven (7) Business Days before each Interest Payment Date, and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders.

Section 2.09     LEGENDS.

(A)         Global Note Legend. Each Global Note will bear the Global Note Legend (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note).

(B)         Non-Affiliate Legend. Each Global Note will bear the Non-Affiliate Legend.

(C)         Restricted Note Legend. Subject to Section 2.12,

(i)            each Note that is a Transfer-Restricted Security will bear the Restricted Note Legend; and

(ii)            if a Note is issued in exchange for, in substitution of, or to effect a partial conversion of, another Note (such other Note being referred to as the “old Note” for purposes of this Section 2.09(C)(ii)), including pursuant to Sections 2.10(B), 2.10(C), 2.11 or 2.13, then such Note will bear the Restricted Note Legend if such old Note bore the Restricted Note Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable.

(D)         Other Legends. A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.

(E)          Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(F)          Restricted Stock Legend.

(i)            Each Conversion Share will bear the Restricted Stock Legend if the Note upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear the Restricted Stock Legend if the Company determines, in its reasonable discretion, that such Conversion Share need not bear the Restricted Stock Legend.

(ii)            Notwithstanding anything to the contrary in this Section 2.09(F), a Conversion Share need not bear a Restricted Stock Legend if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in the Restricted Stock Legend.

Section 2.10     TRANSFERS AND EXCHANGES; CERTAIN TRANSFER RESTRICTIONS.

(A)         Provisions Applicable to All Transfers and Exchanges.

(i)            Subject to this Section 2.10, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time and the Registrar will record each such transfer or exchange of Physical Notes in the Register.

(ii)            Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this Section 2.10(A)(ii)) or portion thereof in accordance with this Indenture will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as such old Note or portion thereof, as applicable.

(iii)            The Company, the Guarantors, the Trustee and the Note Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of Notes, but the Company, the Guarantors, the Trustee, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Notes, other than exchanges pursuant to Sections 2.11, 2.17 or 8.05 not involving any transfer.

(iv)            Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination.

(v)            The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under this Indenture or applicable law with respect to any Security, other than to require the delivery of such certificates or other documentation or evidence as expressly required by this Indenture and to examine the same to determine substantial compliance as to form with the requirements of this Indenture.

(vi)            Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(vii)            Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(viii)            For the avoidance of doubt, and subject to the terms of this Indenture, as used in this Section 2.10, an “exchange” of a Global Note or a Physical Note includes (x) an exchange effected for the sole purpose of removing any Restricted Note Legend affixed to such Global Note or Physical Note; and (y) if such Global Note or Physical Note is identified by a “restricted” CUSIP number, an exchange effected for the sole purpose of causing such Global Note or Physical Note to be identified by an “unrestricted” CUSIP number.

(ix)            Neither the Trustee nor any Note Agent will have any responsibility for any action taken or not taken by the Depositary or Depositary Participant.

(x)            None of the Trustee or any Note Agent will have any responsibility or obligation to any beneficial owner of a Global Note or a Depositary Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any Redemption Notice) or the payment of any amount, under or with respect to such Notes. The rights of beneficial owners in any Global Note will be exercised only through the Depositary subject to the Depositary Procedures. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(B)          Transfers and Exchanges of Global Notes.

(i)            Subject to the immediately following sentence, no Global Note may be transferred or exchanged in whole except (x) by the Depositary to a nominee of the Depositary; (y) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (z) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. No Global Note (or any portion thereof) may be transferred to, or exchanged for, a Physical Note; provided, however, that a Global Note will be exchanged, pursuant to customary procedures, for one or more Physical Notes if:

(1)            (x) the Depositary notifies the Company or the Trustee that the Depositary is unwilling or unable to continue as depositary for such Global Note or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor Depositary within ninety (90) days of such notice or cessation;

(2)            an Event of Default has occurred and is continuing and the Company, the Trustee or the Registrar has received a written request from the Depositary, or from a holder of a beneficial interest in such Global Note, to exchange such Global Note or beneficial interest, as applicable, for one or more Physical Notes; or

(3)            the Company, in its sole discretion, permits the exchange of any beneficial interest in such Global Note for one or more Physical Notes at the request of the owner of such beneficial interest.

(ii)            Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Global Note (or any portion thereof):

(1)            the Trustee will reflect any resulting decrease of the principal amount of such Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if such notation results in such Global Note having a principal amount of zero, the Company may (but is not required to) instruct the Trustee to cancel such Global Note pursuant to Section 2.15);

(2)            if required to effect such transfer or exchange, then the Trustee will reflect any resulting increase of the principal amount of any other Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such other Global Note;

(3)            if required to effect such transfer or exchange, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Global Note bearing each legend, if any, required by Section 2.09; and

(4)            if such Global Note (or such portion thereof), or any beneficial interest therein, is to be exchanged for one or more Physical Notes, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Global Note to be so exchanged; (y) are registered in such name(s) as the Depositary specifies (or as otherwise determined pursuant to customary procedures); and (z) bear each legend, if any, required by Section 2.09.

(iii)            Each transfer or exchange of a beneficial interest in any Global Note will be made in accordance with the Depositary Procedures.

(C)            Transfers and Exchanges of Physical Notes.

(i)            Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; and (z) if then permitted by the Depositary Procedures, transfer such Physical Note (or any portion thereof in an Authorized Denomination) in exchange for a beneficial interest in one or more Global Notes; provided, however, that, to effect any such transfer or exchange, such Holder must:

(1)            surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Trustee or the Registrar; and

(2)            deliver such certificates, documentation or evidence as may be required pursuant to Section 2.10(D).

(ii)            Upon the satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(C)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(1)            such old Physical Note will be promptly cancelled pursuant to Section 2.15;

(2)            if such old Physical Note is to be so transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09;

(3)            in the case of a transfer:

(a)            to the Depositary or a nominee thereof that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Global Notes, the Trustee will reflect an increase of the principal amount of one or more existing Global Notes by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note(s), which increase(s) are in Authorized Denominations and aggregate to the principal amount to be so transferred, and which Global Note(s) bear each legend, if any, required by Section 2.09; provided, however, that if such transfer cannot be so effected by notation on one or more existing Global Notes (whether because no Global Notes bearing each legend, if any, required by Section 2.09 then exist, because any such increase will result in any Global Note having an aggregate principal amount exceeding the maximum aggregate principal amount permitted by the Depositary or otherwise), then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Global Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; and (y) bear each legend, if any, required by Section 2.09; and

(b)            to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 2.09; and

(4)            in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by Section 2.09.

(D)            Requirement to Deliver Documentation and Other Evidence. If a Holder of any Note that is identified by a “restricted” CUSIP number or that bears a Restricted Note Legend or is a Transfer-Restricted Security requests to:

(i)            cause such Note to be identified by an “unrestricted” CUSIP number;

(ii)            remove such Restricted Note Legend; or

(iii)            register the transfer of such Note to the name of another Person, then the Company, the Guarantors, the Trustee and the Registrar may refuse to effect such identification, removal or transfer, as applicable, unless there is delivered to the Company, the Guarantors, the Trustee and the Registrar such certificates or other documentation or evidence as the Company, the Trustee and the Registrar may reasonably require in order for the Company to determine that such identification, removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws.

(E)            Transfers of Notes Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company, the Guarantors, the Trustee and the Registrar will not be required to register the transfer of or exchange any Note that (i) has been surrendered for conversion, except to the extent that any portion of such Note is not subject to conversion; (ii) is subject to a Fundamental Change Repurchase Notice validly delivered, and not withdrawn, pursuant to Section 4.02(F), as applicable, except to the extent that any portion of such Note is not subject to such notice or the Company fails to pay the applicable Fundamental Change Repurchase Price when due; or (iii) has been selected for Redemption pursuant to a Redemption Notice, except to the extent that any portion of such Note is not subject to Redemption or the Company fails to pay the applicable Redemption Price when due.

Section 2.11      EXCHANGE AND CANCELLATION OF NOTES TO BE CONVERTED OR TO BE REPURCHASED PURSUANT TO A REPURCHASE UPON FUNDAMENTAL CHANGE.

(A)            Partial Conversions, Redemptions and Repurchases of Physical Notes. If only a portion of a Physical Note of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, as soon as reasonably practicable after such Physical Note is surrendered for such conversion, Redemption or repurchase, as applicable, the Company will cause such Physical Note to be exchanged, pursuant and subject to Section 2.10(C), for (i) one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted, redeemed or repurchased, as applicable, and deliver such Physical Note(s) to such Holder; and (ii) a Physical Note having a principal amount equal to the principal amount to be so converted, redeemed or repurchased, as applicable, which Physical Note will be converted, redeemed or repurchased, as applicable, pursuant to the terms of this Indenture; provided, however, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such conversion, Redemption or repurchase, as applicable, is deemed to cease to be outstanding pursuant to Section 2.18.

(B)            Cancellation of Converted, Redeemed and Repurchased Notes.

(i)            Physical Notes. If a Physical Note (or any portion thereof that has not theretofore been exchanged pursuant to Section 2.11(A)) of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the later of the time such Physical Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18 and the time such Physical Note is surrendered for such conversion, Redemption or repurchase, as applicable, (1) such Physical Note will be cancelled pursuant to Section 2.15; and (2) in the case of a partial conversion, Redemption or repurchase, as applicable, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted, redeemed or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09.

(ii)            Global Notes. If a Global Note (or any portion thereof) is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or subject to Redemption, then, promptly after the time such Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18, the Trustee will reflect a decrease of the principal amount of such Global Note in an amount equal to the principal amount of such Global Note to be so converted, redeemed or repurchased, as applicable, by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if the principal amount of such Global Note is zero following such notation, cancel such Global Note pursuant to Section 2.15).

Section 2.12      [Reserved].

Section 2.13      REPLACEMENT NOTES.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Trustee and the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company and the Trustee may require the Holder thereof to provide such security or indemnity that is satisfactory to the Company and the Trustee to protect the Company and the Trustee from any loss that any of them may suffer if such Note is replaced.

Every replacement Note issued pursuant to this Section 2.13 will be an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and ratably with all other Notes issued under this Indenture.

Section 2.14      REGISTERED HOLDERS; CERTAIN RIGHTS WITH RESPECT TO GLOBAL NOTES.

Only the Holder of a Note will have rights under this Indenture as the owner of such Note. Without limiting the generality of the foregoing, Depositary Participants will have no rights as such under this Indenture with respect to any Global Note held on their behalf by the Depositary or its nominee, or by the Trustee as its custodian, and the Company, the Guarantors, the Trustee and the Note Agents, and their respective agents, may treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever; provided, however, that (A) the Holder of any Global Note may grant proxies and otherwise authorize any Person, including Depositary Participants and Persons that hold interests in Notes through Depositary Participants, to take any action that such Holder is entitled to take with respect to such Global Note under this Indenture or the Notes; and (B) the Company and the Trustee, and their respective agents, may give effect to any written certification, proxy or other authorization furnished by the Depositary.

Section 2.15      CANCELLATION.

The Company may at any time deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Conversion Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange, payment or conversion, as applicable. The Trustee will promptly cancel all Notes so surrendered to it in accordance with its customary procedures. Without limiting the generality of Section 2.03(B), the Company may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange, payment or conversion.

Section 2.16      NOTES HELD BY THE COMPANY OR ITS AFFILIATES.

Without limiting the generality of Section 2.18, in determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver, consent or other action under this Indenture, Notes owned by the Company or any of its Affiliates will be deemed not to be outstanding; provided, however, that, for purposes of determining whether the Trustee is protected in relying on any such direction, waiver, consent or other action under this Indenture, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.17      TEMPORARY NOTES.

Until definitive Notes are ready for delivery, the Company may issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. The Company will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, definitive Notes in exchange for temporary Notes. Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.18      OUTSTANDING NOTES.

(A)            Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated (giving effect to, and as increased by, any payment of PIK Interest made thereon by increasing the aggregate principal amount of such Notes by an amount equal to the PIK Interest payable, rounded up to the nearest whole dollar), excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with Section 2.15; (ii) assigned a principal amount of zero by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of any a Global Note representing such Note; (iii) paid in full (including upon conversion) in accordance with this Indenture; or (iv) deemed to cease to be outstanding to the extent provided in, and subject to, clause (B), (C) or (D) of this Section 2.18.

(B)            Replaced Notes. If a Note is replaced pursuant to Section 2.13, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Company receive proof reasonably satisfactory to them that such Note is held by a “bona fide purchaser” under applicable law.

(C)            PIK Notes. The aggregate principal amount of outstanding Notes represented by a Note shall from time to time be increased, as applicable, to reflect PIK Interest.

(D)            Maturing Notes and Notes Called for Redemption or Subject to Repurchase. If, on a Redemption Date, a Fundamental Change Repurchase Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Redemption Price, Fundamental Change Repurchase Price or principal amount, respectively, together, in each case, with the aggregate interest in cash, in each case due on such date, then (unless there occurs a Default in the payment of any such amount) (i) the Notes (or portions thereof) to be redeemed or repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding and interest will cease to accrue on such Notes, except to the extent provided in Sections 4.02(D), 4.03(E) or 5.02(D); and (ii) all rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than (x) the right to receive the Redemption Price, Fundamental Change Repurchase Price or principal amount, as applicable, of, and accrued and unpaid interest on, such Notes (or such portions thereof), in each case as provided in this Indenture and (y) if the Fundamental Change Repurchase Date or Redemption Date falls after a Regular Record Date but on or prior to the related Interest Payment Date, the right of the Holder of record on such Regular Record Date to receive the accrued and unpaid interest to, but excluding, the corresponding Interest Payment Date.

(E)            Notes to Be Converted. At the Close of Business on the Conversion Date for any Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to Section 5.03(A) or Section 5.02(D), upon such conversion) be deemed to cease to be outstanding, except to the extent provided in Section 5.02(D) or Section 5.08.

(F)            Cessation of Accrual of Interest. Except as provided in Sections 4.02(D), 4.03(E) or 5.02(D), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 2.18, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

Section 2.19      REPURCHASES BY THE COMPANY.

Without limiting the generality of Sections 2.15 and 3.07, the Company or its Subsidiaries may, from time to time, directly or indirectly repurchase Notes in open market purchases or otherwise, whether through private or public tender or exchange offers, cash- settled swaps or other cash-settled derivatives, or in other negotiated transactions without delivering prior notice to, or the consent of, Holders.

Section 2.20      CUSIP AND ISIN NUMBERS.

Subject to Section 2.12, the Company may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Company and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that (i) the Trustee makes no representation as to the correctness or accuracy of any such CUSIP or ISIN number; and (ii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number. The Company will promptly notify the Trustee of any change in the CUSIP or ISIN number(s) identifying any Notes.

Section 2.21      [RESERVED].

Section 2.22      TAX TREATMENT OF THE NOTES.

The Company agrees, and by acceptance of beneficial ownership of the Notes each beneficial owner of the Notes will be deemed to have agreed, for United States federal income tax purposes that the Notes are intended to be treated as indebtedness that is not subject to the contingent payment debt instrument regulations under Treasury Regulation Section 1.1275-4.

Article 3.      COVENANTS

Section 3.01      PAYMENT ON NOTES.

(A)            Generally. The Company will pay or cause to be paid all the principal of, the Fundamental Change Repurchase Price, Redemption Price for, interest on, and other amounts due with respect to, the Notes on the dates and in the manner set forth in this Indenture.

(B)            Deposit of Funds. Before 11:00 A.M., New York City time, on each Redemption Date, Fundamental Change Repurchase Date or Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Company will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date. The Paying Agent will return to the Company, as soon as practicable, any money not required for such purpose.

(C)            PIK Interest. PIK Interest and Partial PIK Interest shall be considered paid on the date due if on such date the Trustee has received a written order, pursuant to Section 2.05, from the Company signed by an Officer to increase the balance of any Note to reflect such PIK Interest or Partial PIK Interest, as applicable or the Company has issued PIK Notes in an aggregate principal amount of PIK Interest for the applicable Interest Period (rounded up to the nearest whole dollar).

(D)            [Reserved].

(E)            Special Interest. Special Interest shall be paid in cash on the Interest Payment Dates and in the manner of Cash Interest.

Section 3.02      EXCHANGE ACT REPORTS.

(A)            Generally. The Company will send to the Trustee (and provide to the Holders) copies of all reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Company is required to file the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Trustee any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee (and provided to Holders) at the time such report is so filed via the EDGAR system (or such successor), it being understood that the Trustee will not be responsible for determining whether such filings have been made or for their timeliness or their content. Upon the request of any Holder, the Company will provide to such Holder a copy of any report that the Company has sent the Trustee pursuant to this Section 3.02(A), other than a report that is deemed to be sent to the Trustee (or provided to the Holders) pursuant to the preceding sentence.

(B)            Trustee’s Disclaimer. Delivery of reports, information and documents to the Trustee pursuant to Section 3.02(A) is for informational purposes only and the information and the Trustee’s receipt of the foregoing will not be deemed to constitute actual or constructive notice to the Trustee of any information contained therein, or determinable from information contained therein including the Company’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee will have no obligation whatsoever to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with its covenants under this Indenture or with respect to any reports or other documents filed with the SEC via the EDGAR system (or any successor thereto) or any other website, or to participate in any conference calls.

Section 3.03      RULE 144A INFORMATION.

If the Company is not subject to Section 13 or 15(d) of the Exchange Act at any time when any Notes or Conversion Shares are outstanding and constitute “restricted securities” (as defined in Rule 144), then the Company (or its successor) will promptly provide, to the Trustee and, upon written request, to any Holder, beneficial owner or prospective purchaser of such Notes or Conversion Shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or Conversion Shares pursuant to Rule 144A. The Company (or its successor) will take such further action as any Holder or beneficial owner of such Notes or Conversion Shares may reasonably request to enable such Holder or beneficial owner to sell such Notes or Conversion Shares pursuant to Rule 144A.

Section 3.04      SPRINGING LIENS AND SUBSIDIARY GUARANTEES.

If at any time a Default or Event of Default has occurred (or in the case of a Default arising under Section 3.02, fifteen (15) days after such Default has occurred) and is continuing (a “Collateral Triggering Event”), (i) a first-priority lien on substantially all assets of the Company and its Subsidiaries shall be granted in favor of the Trustee for the benefit of the Holders of the Notes pursuant to the Security Agreement, subject to Permitted Liens, within five (5) Business Days of the occurrence of such Collateral Triggering Event and (ii) the Contingent Guarantors shall be deemed Guarantors pursuant to Article 9 hereof and the guarantees of each of the obligations of the Company pursuant to this Indenture and the Security Agreement by the Contingent Guarantors shall be deemed effective21; provided, however, that upon a Collateral Triggering Event arising under or related to a default in the Company’s obligations under Section 3.08(b) and/or Section 3.08(c), the first-priority lien to be granted in favor of the Trustee and the date that the Contingent Guarantors are to be deemed as Guarantors and the effectiveness of such Contingent Guarantor’s Guarantee, in each case as contemplated under this Section 3.04, shall be deemed to have been granted, Guaranteed and/or effective one (1) day before the earlier of (x) the occurrence of such Collateral Triggering Event and/or (y) the date of the incurrence of the Indebtedness giving rise to such Collateral Triggering Event. Upon a Collateral Triggering Event, the Company will provide the Trustee with (i) an Opinion of Counsel that such documentation is enforceable against the Company and the Contingent Guarantors and creates a perfected security interest in substantially all of the assets of the Company and the Contingent Guarantors, and (ii) evidence in the form of UCC searches that such assets are not subject to any prior security interest other than any security interest granted pursuant to the Revolving Credit Facility.

Section 3.05      COMPLIANCE AND DEFAULT CERTIFICATES.

(A)            Annual Compliance Certificate. Within one hundred and twenty (120) days after December 31, 2021, and each fiscal year of the Company ending thereafter, the Company will deliver an Officer’s Certificate to the Trustee (and provide, or cause to be provided, such Officer’s Certificate to the Holders) stating (i) that the signatory thereto has supervised a review of the activities of the Company and its Subsidiaries during such fiscal year with a view towards determining whether any Default or Event of Default has occurred during the previous fiscal year; and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred or is continuing (and, if so, describing all such Defaults or Events of Default and what action the Company is taking or proposes to take with respect thereto).

(B)            Default Certificate. If a Default or Event of Default occurs, then the Company will promptly deliver an Officer’s Certificate to the Trustee (and provide, or cause to be provided, such Officer’s Certificate to the Holders) describing the same and what action the Company is taking or proposes to take with respect thereto.

21 NTD: Deleted the additional language because it duplicated the final sentence of this section.

(C)            Quarterly Compliance Certificate. Within forty five (45) days of the end of each fiscal quarter, beginning with the fiscal quarter ending on [●], 20[●]22, the Company will deliver an Officer’s Certificate to the Trustee (and provide, or cause to be provided, such Officer’s Certificate to the Holders) stating that it has complied with Section 3.08 with respect to such fiscal quarter.

(D)            Each annual and quarterly compliance certificate contemplated under this Section 3.05 shall be substantially in the form attached as Exhibit D. The requirements set forth in this Section 3.05 may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes.

Section 3.06      STAY, EXTENSION AND USURY LAWS.

To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee by this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.07      ACQUISITION OF NOTES BY THE COMPANY AND ITS AFFILIATES.

Any Notes that the Company or its Subsidiaries may repurchase pursuant to this Indenture will be considered outstanding for all purposes under this Indenture (subject to Section 2.16) unless and until such time the Company surrenders the Notes to the Trustee for cancellation and, upon receipt of a written order from the Company, the Trustee will cancel all Notes so surrendered. Any Note that is repurchased or owned by the Company or any Affiliate of the Company may not be resold by the Company or any such Affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note no longer being a “restricted security” (as defined in Rule 144).

22 NTD: To be the first full fiscal quarter after the closing date.

Section 3.08      INCURRENCE OF INDEBTEDNESS; MINIMUM LIQUIDITY

(a) the Company shall not permit, as of the last day of each fiscal quarter (beginning with the fiscal quarter ending on __, 20[●]23) (each, a “Test Period”), the ratio of (x) the sum of (i) a principal amount of commitments outstanding at such time under the Company’s Revolving Credit Facility and any other Indebtedness of the Company and its Subsidiaries and (ii) the aggregate principal amount of the Notes outstanding at such time (including, for the avoidance of doubt, any accrued PIK Interest), divided by (y) (i) the Consolidated Subscription Revenue of the Company and its Subsidiaries received during such fiscal quarter multiplied by (ii) four (4) to be greater than the ratio set forth below opposite such date:

Test Period	Ratio
[___], 202[_][24]	3.00
[___], 202[_]	2.80
[___], 202[_]	2.60
[___], 202[_]	2.40
[___], 202[_]	2.20
[___], 202[_]	2.00
[___], 202[_]	1.80
[___], 202[_]	1.60
[___], 202[_] and each fiscal quarter ending thereafter	1.50

(b) neither the Company nor any of its Subsidiaries shall create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than the Notes or any PIK Notes); provided that the Company and/or its Subsidiaries may incur Indebtedness (i) under the Company’s Revolving Credit Facility to the extent the Indebtedness so incurred would not have caused the Company to breach Section 3.08(a) above if it were outstanding as of the end of the immediately preceding Test Period, or (ii) otherwise, with the prior written consent of the Investor (or, if the Investor does not hold a majority of the aggregate principal amount of the Notes then outstanding, the consent of Holders of a majority in aggregate principal amount of the Notes then outstanding);

(c) neither the Company nor any of its Subsidiaries shall enter into, amend or modify the Revolving Credit Facility without the written consent of the Investor (or, if the Investor does not hold a majority of the aggregate principal amount of the Notes then outstanding, the consent of Holders of a majority in aggregate principal amount of the Notes then outstanding); and

(d) the Company shall not permit at any time (i) if the Company does not have a Revolving Credit Facility outstanding, the unrestricted cash held by the Company and its Subsidiaries to be less than $35,000,000.00 or (ii) if the Company does have a Revolving Credit Facility outstanding, the sum of (x) undrawn but available commitments under the Revolving Credit Facility and (y) the unrestricted cash held by the Company and its Subsidiaries to be less than $50,000,000.00.

By holding the Notes issued hereunder, the Investor agrees to provide the Company and the Trustee with a prompt written notice as soon as an aggregate principal amount of Notes for which it is the Holder does not constitute a majority of the aggregate principal amount of the Notes then outstanding.

23 NTD: To be the first full fiscal quarter after the closing date.

24 NTD: To be the first full fiscal quarter after the closing date.

Article 4.      REPURCHASE AND REDEMPTION

Section 4.01      NO SINKING FUND.

No sinking fund is required to be provided for the Notes.

Section 4.02      RIGHT OF HOLDERS TO REQUIRE THE COMPANY TO REPURCHASE NOTES UPON A FUNDAMENTAL CHANGE.

(A)            Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change. Subject to the other terms of this Section 4.02, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)            Repurchase Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date for a Repurchase Upon Fundamental Change (including as a result of the payment of the related Fundamental Change Repurchase Price, and any related interest pursuant to the proviso to Section 4.02(D), on such Fundamental Change Repurchase Date), then (i) the Company may not repurchase any Notes pursuant to this Section 4.02; and (ii) the Company will cause any Notes theretofore surrendered for such Repurchase Upon Fundamental Change to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Notes in accordance with the Depositary Procedures).

(C)            Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 4.02(E).

(D)            Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any Note to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to (i) if the Fundamental Change Repurchase Date is prior to [ ● ], 20[●]25, an amount equal to 100% of the principal amount of such Note, plus the Applicable Premium as of the Fundamental Change Repurchase Date, plus accrued and unpaid interest on such Notes, if any, to, but excluding, the Fundamental Change Repurchase Date, (ii) if the Fundamental Change Repurchase Date is on or following [ ● ], 20[●]26 and prior to [ ● ], 20[●]27, an amount equal to (x) 104% of the principal amount of such Note plus (y) accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date, (iii) if the Fundamental Change Repurchase Date is on or following [ ● ], 20[●]28 and prior to [ ● ], 20[●]29, an amount equal to (x) 103% of the principal amount of such Note plus (y) accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date, (iv) if the Fundamental Change Repurchase Date is on or following [ ● ], 20[●]30 and prior to [ ● ], 20[●]31, an amount equal to (x) 102% of the principal amount of such Note plus (y) accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date, and (v) if the Fundamental Change Repurchase Date is on or following [ ● ], 20[●]32 and prior to the Maturity Date, an amount equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date; provided, however, that if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Company’s election, before, such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Fundamental Change Repurchase Date is before such Interest Payment Date); and (ii) the Fundamental Change Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Fundamental Change Repurchase Date. For the avoidance of doubt (and without double-counting), if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(D) and such Fundamental Change Repurchase Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(D), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Fundamental Change Repurchase Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date.

(E)            Fundamental Change Notice. On or before the twentieth (20th) calendar day after the occurrence of a Fundamental Change, the Company will send to each Holder, in writing, with a copy to the Trustee, the Paying Agent and the Conversion Agent a notice of such Fundamental Change (a “Fundamental Change Notice”).

Such Fundamental Change Notice must state:

(i)            briefly, the events causing such Fundamental Change;

(ii)           the effective date of such Fundamental Change;

(iii)         the procedures that a Holder must follow to require the Company to repurchase its Notes pursuant to this Section 4.02, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;

25 NTD: To be the first anniversary of the Issue Date.

26 NTD: To be the first anniversary of the Issue Date.

27 NTD: To be the second anniversary of the Issue Date.

28 NTD: To be the second anniversary of the Issue Date.

29 NTD: To be the third anniversary of the Issue Date.

30 NTD: To be the third anniversary of the Issue Date.

31 NTD: To be the fourth anniversary of the Issue Date.

32 NTD: To be the fourth anniversary of the Issue Date.

(iv)          the Fundamental Change Repurchase Date for such Fundamental Change;

(v)          the Fundamental Change Repurchase Price per $1,000 principal amount of Notes for such Fundamental Change (and, if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.02(D));

(vi)          the name and address of the Paying Agent and the Conversion Agent;

(vii)        the Conversion Rate in effect on the date of such Fundamental Change Notice and a description and quantification of any adjustments to the Conversion Rate that may result from such Fundamental Change (including pursuant to Section 5.07);

(viii)       that Notes for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price;

(ix)          that Notes (or any portion thereof) that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Indenture; and

(x)           the CUSIP and ISIN numbers, if any, of the Notes.

Neither the failure to deliver a Fundamental Change Notice nor any defect in a Fundamental Change Notice will limit the Fundamental Change Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Fundamental Change.

(F)            Procedures to Exercise the Fundamental Change Repurchase Right.

(i)            Delivery of Fundamental Change Repurchase Notice and Notes to Be Repurchased. To exercise its Fundamental Change Repurchase Right for a Note following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:

(1)           before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Note; and

(2)            such Note, duly endorsed for transfer (if such Note is a Physical Note) or by book-entry transfer (if such Note is a Global Note).

The Paying Agent will promptly deliver to the Company a copy of each Fundamental Change Repurchase Notice that it receives.

(ii)            Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to a Note must state:

(1)            if such Note is a Physical Note, the certificate number of such Note;

(2)            the principal amount of such Note to be repurchased, which must be an Authorized Denomination; and

(3)            that such Holder is exercising its Fundamental Change Repurchase Right with respect to such principal amount of such Note;

provided, however, that if such Note is a Global Note, then such Fundamental Change Repurchase Notice must comply with the Depositary Procedures (and any such Fundamental Change Repurchase Notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

(iii)            Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to a Note may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:

(1)            if such Note is a Physical Note, the certificate number of such Note;

(2)            the principal amount of such Note to be withdrawn, which must be an Authorized Denomination; and

(3)            the principal amount of such Note, if any, that remains subject to such Fundamental Change Repurchase Notice, which must be an Authorized Denomination;

provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Company; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with Section 2.11, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof (or, if applicable with respect to any Global Note, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Note in accordance with the Depositary Procedures).

(G)            Payment of the Fundamental Change Repurchase Price. Without limiting the Company’s obligation to deposit the Fundamental Change Repurchase Price within the time proscribed by Section 3.01(B), the Company will cause the Fundamental Change Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the repurchase are complied with (in the case of a Global Note). For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.02(D) on any Note to be repurchased pursuant to a Repurchase Upon Fundamental Change must be paid pursuant to such proviso regardless of whether such Note is delivered pursuant to the first sentence of this Section 4.02(G).

(H)            Repurchase by Third Parties. Notwithstanding anything to the contrary in this Section 4.02, the Company will be deemed to satisfy its obligations under this Section 4.02 if (i) one or more third parties conduct any Repurchase Upon Fundamental Change and related offer to repurchase Notes otherwise required by this Section 4.02 in a manner and time that would have satisfied the requirements of this Section 4.02 if conducted directly by the Company; and (ii) an owner of a beneficial interest in any Note repurchased by such third party or parties will not receive a lesser amount (as a result of taxes, additional expenses or for any other reason) than such owner would have received had the Company repurchased such Note.

(I)            No Requirement to Conduct an Offer to Repurchase Notes if the Fundamental Change Results in the Notes Becoming Convertible into an Amount of Cash Exceeding the Fundamental Change Repurchase Price. Notwithstanding anything to the contrary in this Section 4.02, the Company will not be required to send a Fundamental Change Notice pursuant to Section 4.02(E), or offer to repurchase or repurchase any Notes pursuant to this Section 4.02, in connection with a Fundamental Change occurring pursuant to clause (B)(ii) (or pursuant to clause (A) that also constitutes a Fundamental Change occurring pursuant to clause (B)(ii)) of the definition thereof, if (i) such Fundamental Change constitutes a Common Share Change Event whose Reference Property consists entirely of cash in U.S. dollars; (ii) immediately after such Fundamental Change, the Notes become convertible, pursuant to Section 5.09(A) and, if applicable, Section 5.07, into consideration that consists solely of U.S. dollars in an amount per $1,000 aggregate principal amount of Notes that equals or exceeds the Fundamental Change Repurchase Price per $1,000 aggregate principal amount of Notes (calculated assuming that the same includes the maximum amount of accrued interest payable as part of the related Fundamental Change Repurchase Price); and (iii) the Company timely sends the notice relating to such Common Share Change Event pursuant to Section 5.09(B) and includes, in such notice, a statement that the Company is relying on this Section 4.02(I).

(J)            Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply with all U.S. federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Indenture; provided, however, that, to the extent that the Company’s obligations pursuant to this Section 4.02 conflict with any law or regulation that is applicable to the Company and enacted after the Issue Date, the Company’s compliance with such law or regulation will not be considered to be a Default of such obligations.

(K)            Repurchase in Part. Subject to the terms of this Section 4.02, Notes may be repurchased pursuant to a Repurchase Upon Fundamental Change in part, but only in Authorized Denominations. Provisions of this Section 4.02 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 4.03	RIGHT OF THE COMPANY TO REDEEM THE NOTES.

(A)          [Reserved].

(B)           Right to Redeem the Notes. Subject to the terms of this Section 4.03, the Company has the right, at its election, to redeem all, or any portion in an Authorized Denomination, of the Notes, at any time and from time to time, on a Redemption Date on or before the [twentieth] ([20]th) Scheduled Trading Day immediately before the Maturity Date, for a cash purchase price equal to the Redemption Price, but only if, unless the Company elects Cash Settlement in respect of the conversions in connection with such Redemption, either (i) a registration statement covering the resale of Common Shares, if any, issuable upon conversion of the Notes in connection with such Redemption is effective and available for use and is expected, as of the Redemption Notice Date, to remain effective and available during the period from, and including, the related Redemption Notice Date to, and including, the Business Day immediately before the related Redemption Date or (ii) the Common Shares, if any, issuable upon conversion of the Notes in connection with such Redemption are eligible for immediate resale pursuant to Rule 144 during the period from, and including, the related Redemption Notice Date to, and including, the Business Day immediately before the related Redemption Date, by Holders other than the Company’s Affiliates.

(C)           Redemption Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated in accordance with the terms of this Indenture and such acceleration has not been rescinded on or before the Redemption Date (including rescission as a result of the payment of the related Redemption Price, and any related interest pursuant to the proviso to Section 4.03(E), on such Redemption Date), then (i) the Company may not redeem any Notes pursuant to this Section 4.03; and (ii) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interests in such Notes in accordance with the Depositary Procedures).

(D)           Redemption Date. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is (i) in the case of a Provisional Call Redemption, not less than ten (10) Business Days after the Redemption Notice Date for such Redemption, and (ii) otherwise, no more than [fifty] ([50]), nor less than [thirty] ([30]), Scheduled Trading Days after the Redemption Notice Date for such Redemption.

(E)            Redemption Price. The Redemption Price for any Note called for Redemption is an amount in cash equal (i) if the Redemption Date is on or after [ ● ], 20[●]33, if (x) the Last Reported Sale Price per Common Share exceeds $15.00 (as adjusted proportionally to take into account any adjustments to the Conversion Price) on (1) each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Redemption Notice Date for such Redemption; and (2) the Trading Day immediately before such Redemption Notice Date, and (y) unless the Company elects Cash Settlement in respect of the conversions in connection with such Redemption, either (1) a registration statement covering the resale of Common Shares, if any, issuable upon conversion of the Notes in connection with such Redemption is effective and available for use and is expected, as of the Redemption Notice Date, to remain effective and available during the period from, and including, the related Redemption Notice Date to, and including, the Business Day immediately before the related Redemption Date or (2) the Common Shares, if any, issuable upon conversion of the Notes in connection with such Redemption are eligible for immediate resale during the period from, and including, the related Redemption Notice Date to, and including, the Business Day immediately before the related Redemption Date, by Holders other than the Company’s Affiliates, the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption (a redemption under this clause (i) a “Provisional Call Redemption”); provided, that no Redemption Date for a Provisional Call Redemption may occur within 30 days of any other Redemption Date, (ii) if the Redemption Date is prior to [ ● ], 20[●]34, an amount equal to 100% of the principal amount of such Note, plus the Applicable Premium as of the Redemption Date, plus accrued and unpaid interest on such Note, if any, to, but excluding the Redemption Date, (iii) if the Redemption Date is on or following [ ● ], 20[●]35 and prior to [ ● ], 20[●]36, an amount equal to (x) 104% of the principal amount of such Note plus (y) accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption, (iv) if the Redemption Date is on or following [ ● ], 20[●]37 and prior to [ ● ], 20[●]38, an amount equal to (x) 103% of the principal amount of such Note plus (y) accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption, (v) subject to clause (i) above, if the Redemption Date is on or following [ ● ] 39, 20[●] and prior to [ ● ], 20[●]40, an amount equal to (x) 102% of the principal amount of such Note plus (y) accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption, and (vi) subject to clause (i) above, if the Redemption Date is on or following [ ● ], 20[●]41 and prior to the Maturity Date, an amount equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption; provided, however, that if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (ii) the Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(D) and such Redemption Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(D), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Redemption Price will include interest on Notes to be redeemed from, and including, such Interest Payment Date to, but excluding, such Redemption Date.42

33 NTD: To be the third anniversary of the Issue Date.

34 NTD: To be the first anniversary of the Issue Date.

35 NTD: To be the first anniversary of the Issue Date.

36 NTD: To be the second anniversary of the Issue Date.

37 NTD: To be the second anniversary of the Issue Date.

38 NTD: To be the third anniversary of the Issue Date.

39 NTD: To be the third anniversary of the Issue Date.

40 NTD: To be the fourth anniversary of the Issue Date.

41 NTD: To be the fourth anniversary of the Issue Date.

42 STB Team: We’d recommend that the principals discuss the provisional call provisions directly in the interest of time, since they are ultimately business points.

(F)            Redemption Notice; Notices to Trustee. To call any Notes for Redemption, the Company must (x) send to each Holder of such Notes, the Trustee and the Paying Agent a written notice of such Redemption (a “Redemption Notice”) and (y) substantially contemporaneously therewith, publish, on the Company’s website or through such other public medium as the Company then uses, the information set forth in the Redemption Notice.

Such Redemption Notice must state:

(i)            that the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture and the aggregate principal amount of Notes being called for Redemption;

(ii)            the Redemption Date for such Redemption;

(iii)          the Redemption Price per $1,000 principal amount of Notes for such Redemption (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.03(E));

(iv)          the name and address of the Paying Agent and the Conversion Agent;

(v)          that Notes called for Redemption may be converted at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(vi)          the Conversion Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Conversion Rate that may result from such Redemption (including pursuant to Section 5.07);

(vii)         the Settlement Method that will apply to all conversions of Notes with a Conversion Date that occurs on or after such Redemption Notice Date and prior to the Close of Business on the Business Day immediately before such Redemption Date; provided, that such Settlement Method shall be Physical Settlement for any conversions during such period of any Note called for redemption under a Provisional Call Redemption;

(viii)       that Notes called for Redemption must be delivered to the Paying Agent (in the case of Physical Notes) or the Depositary Procedures must be complied with (in the case of Global Notes) for the Holder thereof to be entitled to receive the Redemption Price; and

(ix)          the CUSIP number(s), if any, of the Notes.

On or before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee and the Paying Agent. At the Company’s written request, the Trustee will give the Redemption Notice in the Company’s name and at its expense, provided that the Company delivers to the Trustee, at least five Business Days in the case of Physical Notes and two Business Days in the case of Global Notes prior to the Redemption Notice Date (unless the Trustee agrees to a shorter period), the Redemption Notice and an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 4.03(F).

If the Company elects to redeem Notes pursuant to this Section 4.03, then it will furnish to the Trustee, an Officer’s Certificate setting forth the Section of this Indenture pursuant to which the Redemption will occur, the applicable Redemption Date, the principal amount of Notes to be redeemed and the Redemption Price. If the Registrar is not the Trustee, then the Company will, concurrently with each Redemption Notice, deliver, or cause the Registrar to deliver, to the Trustee a certificate (upon which the Trustee may rely exclusively) setting forth the principal amounts of Notes held by each Holder.

(G)            Selection, Conversion and Transfer of Notes to Be Redeemed in Part. If less than all Notes then outstanding are called for Redemption, then:

(i)            the Notes to be redeemed will be selected as follows: (1) in the case of Global Notes, in accordance with the Depositary Procedures; and (2) in the case of Physical Notes, by lot, on a pro rata basis or in such other manner as the Trustee shall deem appropriate and fair; and

(ii)            if only a portion of a Note is subject to Redemption and such Note is converted in part, then the converted portion of such Note will be deemed to be from the portion of such Note that was subject to Redemption.

(H)            Payment of the Redemption Price. Without limiting the Company’s obligation to deposit the Redemption Price by the time proscribed by Section 3.01(B), the Company will cause the Redemption Price for a Note (or portion thereof) subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date. For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.03(E) on any Note (or portion thereof) subject to Redemption must be paid pursuant to such proviso.

Article 5.	CONVERSION

Section 5.01	RIGHT TO CONVERT.

(A)          Generally. Subject to the provisions of this Article 5, each Holder may, at its option, convert such Holder’s Notes into Conversion Consideration.

(B)           Conversions in Part. Subject to the terms of this Indenture, Notes may be converted in part, but only in Authorized Denominations. Provisions of this Article 5 applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.

(C)           When Notes May Be Converted.

(i)            Generally. A Holder may convert its Notes at any time until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date.

(ii)          Limitations and Closed Periods. Notwithstanding anything to the contrary in this Indenture or the Notes:

(1)            Notes may be surrendered for conversion only after the Open of Business and before the Close of Business on a day that is a Business Day;

(2)            in no event may any Note be converted after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date;

(3)            if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 4.02(F) with respect to any Note, then such Note may not be converted, except to the extent (a) any portion of such Note is not subject to such notice; (b) such notice is withdrawn in accordance with Section 4.02(F); or (c) the Company fails to pay the Fundamental Change Repurchase Price for such Note in accordance with this Indenture (or a third party fails to make such payment in accordance with Section 4.02(H)); and

(4)            if the Company calls any Note for Redemption pursuant to Section 4.03, then the Holder of such Note may not convert such Note after the Close of Business on the Business Day immediately before the applicable Redemption Date, except to the extent the Company fails to pay the Redemption Price for such Note in accordance with this Indenture.

(iii)            Conversion upon Redemption. If the Company calls all or any Notes for Redemption, then the Holder of any Note called for Redemption may convert such Note at any time before the Close of Business on the Business Day immediately before the related Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full). After that time, the right to convert such Notes on account of the Company’s delivery of the Notice of Redemption will expire.

Section 5.02	CONVERSION PROCEDURES.

(A)          Generally.

(i)            Global Notes. To convert a beneficial interest in a Global Note, the owner of such beneficial interest must (1) comply with the Depositary Procedures for converting such beneficial interest (at which time such conversion will become irrevocable); and (2) pay any amounts due pursuant to Section 5.02(D) or Section 5.02(E).

(ii)            Physical Notes. To convert all or a portion of a Physical Note, the Holder of such Note must (1) complete, manually sign and deliver to the Conversion Agent the conversion notice attached to such Physical Note or a facsimile of such conversion notice; (2) deliver such Physical Note to the Conversion Agent (at which time such conversion will become irrevocable); (3) furnish any endorsements and transfer documents that the Company or the Conversion Agent may require; and (4) pay any amounts due pursuant to Section 5.02(D) or Section 5.02(E).

(B)            Effect of Converting a Note. At the Close of Business on the Conversion Date for a Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to Section 5.03(B) or Section 5.02(D), upon such conversion) be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date), except to the extent provided in Section 5.02(D).

(C)            Holder of Record of Conversion Shares. The Person in whose name any Common Shares are issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(D)            Interest Payable upon Conversion in Certain Circumstances. If the Conversion Date of a Note is after a Regular Record Date and before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such conversion (and, for the avoidance of doubt, notwithstanding anything set forth in the proviso to this sentence), to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date); and (ii) the Holder surrendering such Note for conversion must deliver to the Conversion Agent, at the time of such surrender, an amount of cash equal to the amount of such interest referred to in clause (i) above (regardless of whether the converting Holder was the Holder on the corresponding Regular Record Date); provided, however, that the Holder surrendering such Note for conversion need not deliver such cash (w) if the Company has specified a Redemption Date that is after such Regular Record Date and on or before the Business Day immediately after such Interest Payment Date; (x) if such Conversion Date occurs after the Regular Record Date immediately before the Maturity Date; (y) if the Company has specified a Fundamental Change Repurchase Date that is after such Regular Record Date and on or before the Business Day immediately after such Interest Payment Date; or (z) to the extent of any overdue interest or interest that has accrued on any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note. For the avoidance of doubt, as a result of, and without limiting the generality of, the foregoing, if a Note is converted with a Conversion Date that is after the Regular Record Date immediately before the Maturity Date, any Redemption Date and any Fundamental Change Repurchase Date described in clauses (w) through (z) above, then the Company will pay, as provided above, the interest that would have accrued on such Note to, but excluding, the Maturity Date or other applicable Interest Payment Date to Holders as of the Close of Business on the Regular Record Date immediately before the Maturity Date or other applicable Interest Payment Date. For the avoidance of doubt, if the Conversion Date of a Note to be converted is on an Interest Payment Date, then the Holder of such Note at the Close of Business on the Regular Record Date immediately before such Interest Payment Date will be entitled to receive, on such Interest Payment Date, the unpaid interest that has accrued on such Note to, but excluding, such Interest Payment Date, and such Note, when surrendered for conversion, need not be accompanied by any cash amount pursuant to the first sentence of this Section 5.02(D).

(E)            Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue or delivery of Common Shares upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such Conversion Shares to be registered in a name other than such Holder’s name, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Conversion Agent may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(F)            Conversion Agent to Notify Company of Conversions. If any Note is submitted for conversion to the Conversion Agent or the Conversion Agent receives any notice of conversion with respect to a Note, then the Conversion Agent will promptly (and, in any event, no later than the Business Day the Conversion Agent receives such Note or notice) notify the Company and the Trustee of such occurrence, together with any other information reasonably requested by the Company, and will cooperate with the Company to determine the Conversion Date for such Note.

Section 5.03	SETTLEMENT UPON CONVERSION.

(A)            Settlement Method. Upon the conversion of any Note, the Company will settle such conversion by paying or delivering, as applicable and as provided in this Article 5, (x) Common Shares, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(1) (a “Physical Settlement”); (y) solely cash as provided in Section 5.03(B)(i)(2) (a “Cash Settlement”); or (z) a combination of cash and Common Shares, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(3) (a “Combination Settlement” and together with Physical Settlements and Cash Settlements, a “Settlement Method”). The Company will have the right to elect the Settlement Method applicable to any conversion of a Note; provided, that:

(i)            if any Notes are called for Redemption, then the Company will specify, in the related Redemption Notice (and, in the case of a Redemption of less than all outstanding Notes, in a notice simultaneously sent to all Holders of Notes not called for Redemption) sent pursuant to Section 4.03(F), the Settlement Method that will apply to all conversions of Notes with a Conversion Date that occurs on or after the related Redemption Notice Date and before the Close of Business on the Business Day immediately before the related Redemption Date; provided, that Physical Settlement shall apply to any conversions during such period of any Note called for redemption under a Provisional Call Redemption;

(ii)           subject to the proviso in the preceding clause (i) of this Section 5.03(A), if the Company does not timely elect a Settlement Method with respect to the conversion of a Note (where the Company has the right to elect the Settlement Method), then the Company will be deemed to have elected the Default Settlement Method (and, for the avoidance of doubt, the failure to timely make such election will not constitute a Default or Event of Default);

(iii)          if the Company timely elects Combination Settlement with respect to the conversion of a Note but does not timely notify the Holder of such Note of the applicable Specified Dollar Amount, then the Specified Dollar Amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of Notes (and, for the avoidance of doubt, the failure to timely send such notification will not constitute a Default or Event of Default);

(iv)          the Company will use the same Settlement Method for all conversions of Notes with the same Conversion Date (and, for the avoidance of doubt, the Company will not be obligated to use the same Settlement Method with respect to conversions of Notes with different Conversion Dates); and

(v)           the Settlement Method will be subject to Section 5.09(A)(2).

In addition, subject to clause (i) of this Section 5.03(A), the Company will have the right, exercisable at its election by sending notice of such exercise to the Holders (with a copy to the Trustee and the Conversion Agent), to irrevocably fix the Settlement Method that will apply to all conversions of Notes in connection with a Redemption (if any) with a Conversion Date that occurs on or after the date such notice is sent to Holders, provided that such Settlement Method must be a Settlement Method that the Company is then permitted to elect (for the avoidance of doubt, including pursuant to, and subject to, the other provisions of this Section 5.03(A)). Such notice, if sent, must set forth the applicable Settlement Method and expressly state that the election is irrevocable and applicable to all conversions of Notes in connection with a Redemption (if any) with a Conversion Date that occurs on or after the date such notice is sent to Holders. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend this Indenture or the Notes, including pursuant to Section 8.01(G) (it being understood, however, that the Company may nonetheless choose to execute such an amendment at its option).

(B)            Conversion Consideration.

(i)            Generally. Subject to Section 5.03(B)(ii) and Section 5.03(B)(iii), the type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted will be as follows:

(1)            if Physical Settlement applies to such conversion, a number of Common Shares equal to the Conversion Rate in effect on the Conversion Date for such conversion plus a number of Common Shares equal to the accrued and unpaid interest on such Note to, but excluding, the Conversion Date, divided by the Conversion Price;

(2)            if Cash Settlement applies to such conversion, cash in an amount equal to the sum of the Daily Conversion Values for each VWAP Trading Day in the Observation Period for such conversion, plus accrued and unpaid interest on such Note to, but excluding, the Conversion Date; or

(3)            if Combination Settlement applies to such conversion, consideration consisting of (a) a number of Common Shares equal to the sum of the Daily Share Amounts for each VWAP Trading Day in the Observation Period for such conversion; and (b) an amount of cash equal to the sum of the Daily Cash Amounts for each VWAP Trading Day in such Observation Period plus accrued and unpaid interest on such Note to, but excluding, the Conversion Date.

(ii)           Cash in Lieu of Fractional Shares. If Physical Settlement or Combination Settlement applies to the conversion of any Note and the number of Common Shares deliverable pursuant to Section 5.03(B)(i) upon such conversion is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such conversion, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) (x) the Daily VWAP on the Conversion Date for such conversion (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), in the case of Physical Settlement; or (y) the Daily VWAP on the last VWAP Trading Day of the Observation Period for such conversion, in the case of Combination Settlement.

(iii)          Conversion of Multiple Notes by a Single Holder. If a Holder converts more than one (1) Note on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will (in the case of any Global Note, to the extent permitted by, and practicable under, the Depositary Procedures) be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.

(iv)          Notice of Calculation of Conversion Consideration. If Cash Settlement or Combination Settlement applies to the conversion of any Note, then the Company will determine the Conversion Consideration due thereupon promptly following receipt of notice of conversion, but in any event within one (1) Trading Day after the Conversion Date and will promptly thereafter send notice to the Trustee and the Conversion Agent of the same and the calculation thereof in reasonable detail. None of the Trustee, the Conversion Agent or the Paying Agent will have any duty to make any such determination.

(C)            Delivery of the Conversion Consideration. Except as set forth in Sections 5.05(C) and 5.09, the Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Holder as follows: on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion, provided that with respect to conversions for which Physical Settlement applies and the relevant Conversion Date occurs after the Regular Record Date immediately preceding the Maturity Date, (x) such settlement will occur on the Maturity Date (or, if the Maturity Date is not a Business Day, on the next succeeding Business Day) and (y) the Conversion Date will instead be deemed to be the second (2nd) Scheduled Trading Day immediately before the Maturity Date.

(D)            [Reserved]

Section 5.04	RESERVE AND STATUS OF COMMON SHARES ISSUED UPON CONVERSION.

(A)            Stock Reserve. At all times when any Notes are outstanding, the Company will reserve, out of its authorized but unissued and unreserved Common Shares, a number of Common Shares sufficient to permit the conversion of all then-outstanding Notes, assuming (x) Physical Settlement will apply to such conversion; and (y) the Conversion Rate is increased by the maximum amount pursuant to which the Conversion Rate may be increased pursuant to Section 5.07.

(B)            Status of Conversion Shares; Listing. Each Conversion Share, if any, delivered upon conversion of any Note will be a newly issued or treasury share (except that any Conversion Share delivered by a designated financial institution pursuant to Section 5.08 need not be a newly issued or treasury share) and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such Conversion Share will be delivered). If the Common Shares are then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will use commercially reasonable efforts to cause each Conversion Share, when delivered upon conversion of any Note, to be admitted for listing on such exchange or quotation on such system.

Section 5.05	ADJUSTMENTS TO THE CONVERSION RATE.

(A)            Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(i)            Stock Dividends, Splits and Combinations. If the Company issues solely Common Shares as a dividend or distribution on all or substantially all Common Shares, or if the Company effects a stock split or a stock combination of the Common Shares (in each case excluding an issuance solely pursuant to a Common Share Change Event, as to which Section 5.09 will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or immediately after the Open of Business on such effective date, as applicable;

OS0 =	the number of Common Shares outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 =	the number of Common Shares outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

Any adjustment to the Conversion Rate pursuant to this Section 5.05(A)(i) will become effective as of the time set forth in CR1 above. If any dividend or distribution of the type described in this Section 5.05(A)(i) is declared, but not so paid, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect had such dividend or distribution not been declared.

(ii)            Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Shares, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Sections 5.05(A)(iii)(1) and 5.05(D) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the date such distribution is announced, to subscribe for or purchase Common Shares at a price per share that is less than the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS =	the number of Common Shares outstanding immediately before the Open of Business on such Ex- Dividend Date;

X =	the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y =	a number of Common Shares obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

Any adjustment to the Conversion Rate pursuant to this Section 5.05(A)(ii) will be made successively whenever any such rights, options or warrants are distributed and will become effective as of the time set forth in CR1 above. To the extent that Common Shares are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of Common Shares actually delivered upon exercise of such rights, options or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 5.05(A)(ii), in determining whether any rights, options or warrants entitle holders of Common Shares to subscribe for or purchase Common Shares at a price per share that is less than the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(iii)          Spin-Offs and Other Distributed Property.

(1)            Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Shares, excluding:

(u)            dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(i) or 5.05(A)(ii);

(v)            dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(iv);

(w)            rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5.05(D);

(x)            Spin-Offs for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(iii)(2);

(y)            a distribution solely pursuant to a tender offer or exchange offer for Common Shares, as to which Section 5.05(A)(v) will apply; and

(z)            a distribution solely pursuant to an Common Share Change Event, as to which Section 5.09 will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP =	the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV =	the fair market value (as determined by the Board of Directors), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per Common Share pursuant to such distribution.

Any adjustment to the Conversion Rate pursuant to this Section 5.05(A)(iii)(1) will become effective as of the time set forth in CR1 above. However, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Shares, and without having to convert its Notes, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of Common Shares equal to the Conversion Rate in effect on such Record Date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(2)            Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Shares (other than solely pursuant to (x) a Common Share Change Event, as to which Section 5.09 will apply; or (y) a tender offer or exchange offer for Common Shares, as to which Section 5.05(A)(v) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV =	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, the Ex-Dividend Date for such Spin-Off (such average to be determined as if references to Common Shares in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per Common Share in such Spin-Off; and

SP =	the average of the Last Reported Sale Prices per Common Share for each Trading Day in the Spin-Off Valuation Period.

Any adjustment to the Conversion Rate pursuant to this Section 5.05(A)(iii)(2) will become effective as of the time set forth in CR1 above. Notwithstanding anything to the contrary in this Section 5.05(A)(iii)(2), (i) if any VWAP Trading Day of the Observation Period for a Note whose conversion will be settled pursuant to Cash Settlement or Combination Settlement occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Conversion Rate for such VWAP Trading Day for such conversion, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such VWAP Trading Day; and (ii) if the Conversion Date for a Note whose conversion will be settled pursuant to Physical Settlement occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Conversion Consideration for such conversion, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex- Dividend Date for such Spin-Off to, and including, such Conversion Date.

To the extent any dividend or distribution of the type set forth in this Section 5.05(A)(iii)(2) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)            Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Shares, then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP =	the Last Reported Sale Price per Common Share on the Trading Day immediately before the Ex- Dividend Date for such dividend or distribution; and

D =	the cash amount distributed per Common Share in such dividend or distribution.

Any adjustment to the Conversion Rate pursuant to this Section 5.05(A)(iv) will become effective as of the time set forth in CR1 above. However, if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Shares, and without having to convert its Notes, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of Common Shares equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v)            Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Shares (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per Common Share in such tender or exchange offer exceeds the average of the Last Reported Sale Prices per Common Share over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) (such period, the “Tender/Exchange Offer Valuation Period”), then the Conversion Rate will be increased based on the following formula:

where:

CR0 =	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

AC =	the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Board of Directors) of all cash and other consideration paid for Common Shares purchased or exchanged in such tender or exchange offer;

OS0 =	the number of Common Shares outstanding immediately before the Expiration Time (including all Common Shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of Common Shares outstanding immediately after the Expiration Time (excluding all Common Shares accepted for purchase or exchange in such tender or exchange offer); and

SP =	the average of the Last Reported Sale Prices per Common Share over the ten (10) consecutive Trading Day period Tender/Exchange Offer Valuation Period;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 5.05(A)(v), except to the extent provided in the immediately following paragraph. Any adjustment to the Conversion Rate pursuant to this Section 5.05(A)(v) will become effective as of the time set forth in CR1 above. Notwithstanding anything to the contrary in this Section 5.05(A)(v), (i) if any VWAP Trading Day of the Observation Period for a Note whose conversion will be settled pursuant to Cash Settlement or Combination Settlement occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Conversion Rate for such VWAP Trading Day for such conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date for such tender or exchange offer to, and including, such VWAP Trading Day; and (ii) if the Conversion Date for a Note whose conversion will be settled pursuant to Physical Settlement occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Conversion Consideration for such conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date to, and including, such Conversion Date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Common Shares in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of Common Shares, if any, actually made, and not rescinded, in such tender or exchange offer.

(B)            No Adjustments in Certain Cases.

(i)            Where Holders Participate in the Transaction or Event Without Conversion. Notwithstanding anything to the contrary in Section 5.05(A), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 5.05(A) (other than a stock split or combination of the type set forth in Section 5.05(A)(i) or a tender or exchange offer of the type set forth in Section 5.05(A)(v)) if each Holder participates, at the same time and on the same terms as holders of Common Shares, and solely by virtue of being a Holder of Notes, in such transaction or event without having to convert such Holder’s Notes and as if such Holder held a number of Common Shares equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.

(ii)            Certain Events. The Company will not be required to adjust the Conversion Rate except as provided in Section 5.05 or Section 5.07. Without limiting the foregoing, the Company will not be obligated to adjust the Conversion Rate on account of:

(1)            the sale of Common Shares for a purchase price that is less than the market price per Common Share or less than the Conversion Price;

(2)            the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Shares under any such plan;

(3)            the issuance of any Common Shares or options or rights to purchase Common Shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(4)            the issuance of any Common Shares pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Issue Date;

(5)            solely a change in the par value of the Common Shares;

(6)            accrued and unpaid interest on the Notes; or

(7)            the Mergers and any transactions contemplated by the Transaction Agreements (as defined in the Merger Agreement).

(C)            If an adjustment to the Conversion Rate otherwise required by this Article 5 would result in a change of less than one percent (1%) to the Conversion Rate, then, notwithstanding anything to the contrary in this Article 5, the Company may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in an aggregate change of at least one percent (1%) to the Conversion Rate; (ii) the Conversion Date of any Note or any VWAP Trading Day of an Observation Period for any Note; (iii) the date a Fundamental Change or Make-Whole Fundamental Change occurs; and (iv) [ ● ], 20[●]43.

(D)            Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)            a Note is to be converted pursuant to Physical Settlement or Combination Settlement;

(ii)            the Record Date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 5.05(A) has occurred on or before the Conversion Date for such conversion (in the case of Physical Settlement) or on or before any VWAP Trading Day in the Observation Period for such conversion (in the case of Combination Settlement), but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date or VWAP Trading Day, as applicable;

(iii)            the Conversion Consideration due upon such conversion includes any whole Common Shares (in the case of Physical Settlement) or due in respect of such VWAP Trading Day includes any whole or fractional Common Shares (in the case of Combination Settlement); and

(iv)            such shares are not entitled to participate in such event (because they were not held on the related Record Date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date (in the case of Physical Settlement) or such VWAP Trading Day (in the case of Combination Settlement). In such case, if the date on which the Company is otherwise required to deliver the Conversion Consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

(E)            Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)            a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5.05(A);

43 NTD: To be linked to Issue Date.

(ii)            a Note is to be converted pursuant to Physical Settlement or Combination Settlement;

(iii)          the Conversion Date for such conversion (in the case of Physical Settlement) or any VWAP Trading Day in the Observation Period for such conversion (in the case of Combination Settlement) occurs on or after such Ex-Dividend Date and on or before the related Record Date;

(iv)          the Conversion Consideration due upon such conversion includes any whole Common Shares (in the case of Physical Settlement) or due in respect of such VWAP Trading Day includes any whole or fractional Common Shares (in the case of Combination Settlement), in each case based on a Conversion Rate that is adjusted for such dividend or distribution; and

(v)          such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5.02(C)),

then (x) in the case of Physical Settlement, such Conversion Rate adjustment will not be given effect for such conversion and the Common Shares issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution, but there will be added, to the Conversion Consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such Common Shares had such shares been entitled to participate in such dividend or distribution; and (y) in the case of Combination Settlement, the Conversion Rate adjustment relating to such Ex-Dividend Date will be made for such conversion in respect of such VWAP Trading Day, but the Common Shares issuable with respect to such VWAP Trading Day based on such adjusted Conversion Rate will not be entitled to participate in such dividend or distribution.

(F)            Stockholder Rights Plans. If any Common Shares are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Indenture upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Shares at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 5.05(A)(iii)(1) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Shares, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(G)            Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 5.05(A) or Section 5.07 to an amount that would result in the Conversion Price per Common Share being less than the par value per Common Share.

(H)            Equitable Adjustments to Prices. Whenever any provision of this Indenture requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a span of multiple days (including, without limitation, to calculate the Stock Price or an adjustment to the Conversion Rate), or to calculate Daily VWAPs over an Observation Period, the Company will, acting in good faith and a commercially reasonable manner, make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date, Ex-Dividend Date, effective date or expiration date, as applicable, of such event occurs, at any time during such period or Observation Period, as applicable.

(I)            Calculation of Number of Outstanding Common Shares. For purposes of Section 5.05(A), the number of Common Shares outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of Common Shares; and (ii) exclude Common Shares held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on Common Shares held in its treasury).

(J)            Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of an Common Share (with 5/100,000ths rounded upward).

(K)            Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 5.05(A), the Company will promptly send notice to the Holders, the Trustee and the Conversion Agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Section 5.06	VOLUNTARY ADJUSTMENTS.

(A)            Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Shares or rights to purchase Common Shares as a result of any dividend or distribution of Common Shares (or rights to acquire shares) or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(B)            Notice of Voluntary Increases. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 5.06(A), then, no later than the first (1st) Business Day of the related twenty (20) Business Day period referred to in Section 5.06(A), the Company will send notice to each Holder, the Trustee and the Conversion Agent of such increase, the amount thereof and the period during which such increase will be in effect.

Section 5.07	ADJUSTMENTS TO THE CONVERSION RATE IN CONNECTION WITH A MAKE-WHOLE FUNDAMENTAL CHANGE.

(A)            Generally. If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a Note occurs during the related Make-Whole Fundamental Change Conversion Period, then, subject to this Section 5.07, the Conversion Rate applicable to such conversion will be increased by a number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

[ ● ]44

44 NTD: RBC to provide grid.

If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table above, then:

(i)            if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later dates in the table above, based on a three hundred sixty five (365)- or three hundred sixty six (366)-day year, as applicable; and

(ii)            if the Stock Price is greater than $[ ● ] (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 5.07(B)), or less than $[ ● ] (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Indenture or the Notes, in no event will the Conversion Rate be increased to an amount that exceeds [ ● ] Common Shares per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to Section 5.05(A).

(B)            Adjustment of Stock Prices and Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of Section 5.05(A). The numbers of Additional Shares in the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 5.05(A).

(C)            Notice of the Occurrence of a Make-Whole Fundamental Change. If a Make-Whole Fundamental Change occurs, then, in no event later than the Business Day immediately after the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, the Company will notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee) of the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, briefly stating the circumstances under which the Conversion Rate will be increased pursuant to this Section 5.07 in connection with such Make-Whole Fundamental Change.

Section 5.08	EXCHANGE IN LIEU OF CONVERSION.

Notwithstanding anything to the contrary in this Article 5, and subject to the terms of this Section 5.08, if a Note is submitted for conversion, the Company may elect to arrange to have such Note exchanged in lieu of conversion by a financial institution designated by the Company. To make such election, the Company must send written notice of such election to the Holder of such Note, the Trustee and the Conversion Agent before the Close of Business on the Business Day immediately following the Conversion Date for such Note. If the Company has made such election, then:

(A)           no later than the Business Day immediately following such Conversion Date, the Company must deliver (or cause the Conversion Agent to deliver) such Note, together with delivery instructions for the Conversion Consideration due upon such conversion (including wire instructions, if applicable), to a financial institution designated by the Company that has agreed to deliver the Conversion Consideration (or such other amount agreed to by such converting Holder and such financial institution) (such consideration, collectively, the “Exchange Consideration”) in the manner and at the time the Company would have had to deliver the same pursuant to this Article 5;

(B)           if such Note is a Global Note, then such designated institution will send written confirmation to the Conversion Agent promptly after wiring the cash Exchange Consideration, if any, and delivering any other Exchange Consideration, due upon such conversion to the Holder of such Note; and

(C)           such Note will not cease to be outstanding by reason of such exchange in lieu of conversion;

provided, however, that if such financial institution does not accept such Note or fails to timely deliver such Exchange Consideration, then the Company will be responsible for delivering the Conversion Consideration otherwise due upon conversion in the manner and at the time provided in this Article 5 as if the Company had not elected to make an exchange in lieu of conversion. The Conversion Agent will be entitled to conclusively rely upon the Company’s instruction in connection with effecting such exchange election and will have no liability in respect of such exchange election.

Section 5.09	EFFECT OF COMMON SHARE CHANGE EVENT.

(A)            Generally. If there occurs any:

(i)            recapitalization, reclassification or change of the Common Shares (other than (x) changes solely resulting from a subdivision or combination of the Common Shares (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii)           consolidation, merger, combination or binding or statutory share exchange involving the Company;

(iii)          sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(iv)          other similar event,

and, as a result of which, the Common Shares are converted into, or is exchanged for, or represent solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, an “Common Share Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) Common Share would be entitled to receive on account of such Common Share Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Indenture or the Notes,

(1)            from and after the effective time of such Common Share Change Event, (I) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of Common Shares in this Article 5 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 4.03, each reference to any number of Common Shares in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Fundamental Change” and “Make-Whole Fundamental Change,” the terms “Common Shares” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property;

(2)            if such Reference Property Unit consists entirely of cash, then the Company will be deemed to elect Physical Settlement in respect of all conversions whose Conversion Date occurs on or after the effective date of such Common Share Change Event and will pay the cash due upon such conversions no later than the second (2nd) Business Day after the relevant Conversion Date; and

(3)            for these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per Common Share, by the holders of Common Shares. The Company will notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

At or before the effective time of such Common Share Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Share Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 8.01(F), which supplemental indenture will (x) provide for subsequent conversions of Notes in the manner set forth in this Section 5.09; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 5.05(A) in a manner consistent with this Section 5.09; and (z) contain such other provisions, if any, that the Company determines in good faith and in a commercially reasonable manner are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 5.09(A). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(B)            Notice of Common Share Change Events. The Company will provide notice of each Common Share Change Event to Holders, the Trustee and the Conversion Agent no later than the second (2nd) Business Day after the effective date of such Common Share Change Event.

(C)            Compliance Covenant. The Company will not become a party to any Common Share Change Event unless its terms are consistent with this Section 5.09.

Article 6.	SUCCESSORS

Section 6.01	WHEN THE COMPANY MAY MERGE, ETC.

(A)           Generally. The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person (a “Business Combination Event”), unless:

(i)            the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Business Combination Event, a supplemental indenture pursuant to Section 8.01(E)) all of the Company’s obligations under this Indenture and the Notes; and

(ii)           immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

For the avoidance of doubt, the consummation of the Mergers pursuant to the Merger Agreement shall be deemed to comply with the provisions of this Indenture notwithstanding the foregoing.

(B)            Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee. Before the effective time of any Business Combination Event, the Company will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Business Combination Event (and, if applicable, the related supplemental indenture) comply with Section 6.01(A); and (ii) all conditions precedent to such Business Combination Event provided in this Indenture have been satisfied.

Section 6.02	SUCCESSOR CORPORATION SUBSTITUTED.

At the effective time of any Business Combination Event that complies with Section 6.01, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Successor Corporation had been named as the Company in this Indenture and the Notes, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Indenture and the Notes.

Article 7.	DEFAULTS AND REMEDIES

Section 7.01	EVENTS OF DEFAULT.

(A)           Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(i)            a default in the payment when due (whether at maturity, upon Redemption, Repurchase Upon Fundamental Change or otherwise) of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, any Note;

(ii)           a default for thirty (30) consecutive days in the payment when due of interest on any Note;

(iii)          the Company’s failure to deliver, when required by this Indenture, a Fundamental Change Notice, or a notice of Make-Whole Fundamental Change pursuant to Section 5.07(C), if such failure is not cured within five (5) Business Days after its occurrence;

(iv)          a default in the Company’s obligation to convert a Note in accordance with Article 5 upon the exercise of the conversion right with respect thereto, if such default is not cured within three (3) Business Days after its occurrence;

(v)           a default in the Company’s obligations under Article 6 or in any Guarantor’s obligations under Section 9.04;

(vi)          (A) a default in the Company’s obligations under Section 3.08(b) and/or Section 3.08(c);

(B) a default (or such similar or equivalent term) by the Company or any subsidiary of the Company, shall have occurred under (a) the Revolving Credit Facility or (b) solely if the Revolving Credit Facility has been terminated and not replaced, the Revolving Credit Facility that existed immediately prior to such termination as if such Revolving Credit Facility was still in effect, in each case regardless of whether such default shall have been waived, remedied or otherwise cured thereunder;

(vii)         a default in any of the Company’s obligations or agreements, or in any Guarantor’s obligations or agreements, under this Indenture or the Notes (other than a default set forth in clauses (i), (ii), (iii), (iv), (v) or (vi) of this Section 7.01(A)) where such default is not cured or waived within sixty (60) days after written notice to the Company by the Trustee, or to the Company and the Trustee by Holders of at least twenty-five percent (25%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(viii)        a default by the Company or any of its Significant Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $10.0 million dollars (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such indebtedness exists as of the Issue Date or is thereafter created, where such default:

(1)            constitutes a failure to pay the principal of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period; or

(2)            results in such indebtedness becoming or being declared due and payable before its stated maturity, in each case where such default is not cured or waived within thirty (30) days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least twenty-five percent (25%) of the aggregate principal amount of Notes then outstanding;

(ix)          failure by the Company or any of its Significant Subsidiaries or any group of Significant Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final non-appealable judgments of a court of competent jurisdiction aggregating in excess of $10.0 million dollars (or its foreign currency equivalent) (net of any amounts for which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of sixty (60) days or more after such judgment becomes final;

(x)           any Guarantee is not or ceases to be in full force and effect except as otherwise provided in this Indenture or any Guarantor denies or disaffirms its obligations under its Guarantee, in each case within five (5) days following a Collateral Triggering Event or at any time thereafter;

(xi)          Any Collateral Document is not or ceases to be in full force and effect except as otherwise provided in this Indenture or any Guarantor denies or disaffirms its obligations under such Collateral Document, in each case within five (5) days following a Collateral Triggering Event or at any time thereafter;

(xii)          the Company, the Guarantors or any of their Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)            commences a voluntary case or proceeding;

(2)            consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)             consents to the appointment of a custodian of it or for any substantial part of its property;

(4)             makes a general assignment for the benefit of its creditors;

(5)             takes any comparable action under any foreign Bankruptcy Law; or

(6)             generally is not paying its debts as they become due; or

(xiii)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)             is for relief against Company, the Guarantors or any of their Significant Subsidiaries in an involuntary case or proceeding;

(2)             appoints a custodian of the Company, the Guarantors or any of their Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3)             orders the winding up or liquidation of the Company, the Guarantors or any of their Significant Subsidiaries; or

(4)             grants any similar relief under any foreign Bankruptcy Law,  and, in each case under this Section 7.01(A)(xiii), such order or decree remains unstayed and in effect for at least sixty (60) days.

(B)            Cause Irrelevant. Each of the events set forth in Section 7.01(A) will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 7.02     ACCELERATION.

(A)            Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Sections 7.01(A)(xii) or 7.01(A)(xiii) occurs with respect to the Company or any Guarantor (and not solely with respect to a Significant Subsidiary of the Company or any Guarantor), then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person.

(B)            Optional Acceleration. Subject to Section 7.03, if an Event of Default (other than an Event of Default set forth in Sections 7.01(A)(xii) or 7.01(A)(xiii) with respect to the Company or any Guarantor and not solely with respect to a Significant Subsidiary of the Company or any Guarantor) occurs and is continuing, then the Trustee, by notice to the Company, or Holders of at least twenty-five percent (25%) of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.

(C)            Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture or the Notes, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of principal of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 7.03     SOLE REMEDY FOR A FAILURE TO REPORT.45

(A)            Generally. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company may elect that the sole remedy for any Event of Default (a “Reporting Event of Default”) pursuant to Section 7.01(A)(vi) arising from the Company’s failure to comply with Section 3.02 will, for each of the first sixty (60) calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. If the Company has made such an election, then (i) the Notes will be subject to acceleration pursuant to Section 7.02 on account of the relevant Reporting Event of Default from, and including, the sixty first (61st) calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due; and (ii) Special Interest will cease to accrue on any Notes from, and including, such sixty first (61st) calendar day (it being understood that interest on any defaulted Special Interest will nonetheless accrue pursuant to Section 2.05(C)).

(B)            Amount and Payment of Special Interest. Any Special Interest that accrues on a Note pursuant to Section 7.03(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the principal amount thereof for the first thirty (30) days on which Special Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the principal amount thereof; provided, however, that in no event will Special Interest accrue on any day on a Note at a combined rate per annum that exceeds one half of one percent (0.50%). For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and, subject to the proviso of the immediately preceding sentence.

(C)            Notice of Election. To make the election set forth in Section 7.03(A), the Company must send to the Holders, the Trustee and the Paying Agent, before the date on which each Reporting Event of Default first occurs, a written notice that (i) briefly describes the report(s) that the Company failed to file with the SEC; (ii) states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest; and (iii) briefly describes the periods during which and rate at which Special Interest will accrue and the circumstances under which the Notes will be subject to acceleration on account of such Reporting Event of Default.

(D)            Notice to Trustee and Paying Agent; Trustee’s Disclaimer. If Special Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Special Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Special Interest on such Note on such date of payment; and (ii) the amount of such Special Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Special Interest is payable or the amount thereof.

45 STB Team: We understand the concern here and would propose a shorter time where Special Interest is applicable. Alternatively we could include a longer cure period for these, but we think that this is more in-line with the standard convert structure.

(E)            No Effect on Other Events of Default. No election pursuant to this Section 7.03 with respect to a Reporting Event of Default will affect the rights of any Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default.

Section 7.04     OTHER REMEDIES.

(A)            Trustee May Pursue All Remedies. If an Event of Default occurs and is continuing, then the Trustee may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of this Indenture or the Notes.

(B)            Procedural Matters. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default. All remedies will be cumulative to the extent permitted by law.

Section 7.05     WAIVER OF PAST DEFAULTS.

An Event of Default pursuant to clauses (i), (ii), (iv) or (vii) of Section 7.01(A) (that, in the case of clause (vii) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Holders of a majority in aggregate principal amount of the Notes then outstanding. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

Section 7.06     CONTROL BY MAJORITY.

Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Notes, or that the Trustee determines may be unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to determine whether any action is prejudicial to any Holder) or may involve the Trustee in liability. Prior to taking any action under this Indenture, the Trustee is entitled to security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such direction.

Section 7.07      LIMITATION ON SUITS.

No Holder may pursue any remedy with respect to this Indenture or the Notes (except to enforce (x) its rights to receive the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or interest on, any Notes; or (y) the Company’s obligations to convert any Notes pursuant to Article 5), unless:

(A)            such Holder has previously delivered to the Trustee notice that an Event of Default is continuing;

(B)            Holders of at least twenty-five percent (25%) in aggregate principal amount of the Notes then outstanding deliver a request to the Trustee to pursue such remedy;

(C)            such Holder or Holders offer and, if requested, provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such request;

(D)            the Trustee does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity; and

(E)            during such sixty (60) calendar day period, Holders of a majority in aggregate principal amount of the Notes then outstanding do not deliver to the Trustee a direction that is inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.

Section 7.08     ABSOLUTE RIGHT OF HOLDERS TO INSTITUTE SUIT FOR THE ENFORCEMENT OF THE RIGHT TO RECEIVE PAYMENT AND CONVERSION CONSIDERATION.

Notwithstanding anything to the contrary in this Indenture or the Notes (but without limiting Section 8.01), the right of each Holder of a Note to bring suit for the enforcement of any payment or delivery, as applicable, of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or the Conversion Consideration due pursuant to Article 5 upon conversion of, such Note on or after the respective due dates therefor provided in this Indenture and the Notes, will not be impaired or affected without the consent of such Holder.

Section 7.09     COLLECTION SUIT BY TRUSTEE.

The Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clauses (i), (ii) or (iv) of Section 7.01(A), to recover judgment in its own name and as trustee of an express trust against the Company for the total unpaid or undelivered principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or interest on, or Conversion Consideration due pursuant to Article 5 upon conversion of, the Notes, as applicable, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in Section 11.06.

Section 7.10     TRUSTEE MAY FILE PROOFS OF CLAIM.

The Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes) or its creditors or property and (B) collect, receive and distribute any money or other property payable or deliverable on any such claims. Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee, and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to the Trustee for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel, and any other amounts payable to the Trustee pursuant to Section 11.06. To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien (senior to the Notes) on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise). Nothing in this Indenture will be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.11      PRIORITIES.

The Trustee will pay or deliver in the following order any money or other property that it collects pursuant to this Section 7:

First:      to the Trustee, each Note Agent and each of their agents and attorneys for amounts due under Section 11.06, including payment of all fees, compensation, indemnity claims, expenses and liabilities incurred, and all advances made, by the Trustee and the Note Agents and the costs and expenses of collection;

Second:   to Holders for unpaid amounts or other property due on the Notes, including the principal of, or the Redemption Price or the Fundamental Change Repurchase Price for, or any interest on, or any Conversion Consideration due upon conversion of, the Notes, ratably, and without preference or priority of any kind, according to such amounts or other property due and payable on all of the Notes; and

Third:     to the Company or such other Person as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment or delivery to the Holders pursuant to this Section 7.11, in which case the Trustee will instruct the Company to, and the Company will, deliver, at least fifteen (15) calendar days before such record date, to each Holder and the Trustee a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.

Section 7.12      UNDERTAKING FOR COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or the Notes or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court, in its discretion, may (A) require the filing by any litigant party in such suit of an undertaking to pay the costs of such suit, and (B) assess reasonable costs (including reasonable attorneys’ fees) against any litigant party in such suit, having due regard to the merits and good faith of the claims or defenses made by such litigant party; provided, however, that this Section 7.12 does not apply to any suit by the Trustee, any suit by a Holder pursuant to Section 7.08 or any suit by one or more Holders of more than ten percent (10%) in aggregate principal amount of the Notes then outstanding.

Article 8.      AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01     WITHOUT THE CONSENT OF HOLDERS.

Notwithstanding anything to the contrary in Section 8.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder to:

(A)            cure any ambiguity or correct any omission, defect or inconsistency in this Indenture or the Notes, as set forth in an Officer’s Certificate; provided, that any such cure and/or correction is not materially adverse to any Holder;

(B)             add guarantees with respect to the Company’s obligations under this Indenture or the Notes;

(C)             secure the Notes or any Guarantee;

(D)            add to the Company’s or any Guarantor’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company or any Guarantor;

(E)             provide for the assumption of the Company’s or any Guarantor’s obligations under this Indenture and the Notes pursuant to, and in compliance with, Article 6 and Article 9, as applicable;

(F)             enter into supplemental indentures pursuant to, and in accordance with, Section 5.09 in connection with an Common Share Change Event;

(G)           subject to the limitation of Section 5.03(A)(i), irrevocably elect or eliminate any Settlement Method or Specified Dollar Amount; provided, however, that no such election or elimination will affect any Settlement Method therefore elected (or deemed to be elected) with respect to any Note pursuant to Section 5.03(A);

(H)            evidence or provide for the acceptance of the appointment, under this Indenture, of a successor Trustee;

(I)              provide for or confirm the issuance of additional Notes pursuant to Section 2.03(B) or PIK Notes pursuant to Section 2.03(C);

(J)              comply with any requirement of the SEC in connection with any qualification of this Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect; or

(K)            make any other change to this Indenture or the Notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect.

Section 8.02     WITH THE CONSENT OF HOLDERS.

(A)            Generally. Subject to Sections 8.01, 7.05 and 7.08 and the immediately following sentence, the Company, the Guarantors and the Trustee may, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, amend or supplement this Indenture or the Notes or waive compliance with any provision of this Indenture or the Notes. Notwithstanding anything to the contrary in the foregoing sentence, but subject to Section 8.01, without the consent of each affected Holder, no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may:

(i)               reduce the principal, or extend the stated maturity, of any Note;

(ii)              reduce the Redemption Price or the Fundamental Change Repurchase Price for any Note or change the times at which, or the circumstances under which, the Notes will be redeemed or repurchased by the Company;

(iii)             reduce the rate, or extend the time for the payment, of interest on any Note;

(iv)            make any change that adversely affects the conversion rights of any Note;

(v)             impair the rights of any Holder set forth in Section 7.08 (as such section is in effect on the Issue Date);

(vi)            change the ranking of the Notes or the Guarantees;

(vii)            other than in accordance with the provisions of this Indenture, modify any Guarantee or release any Guarantee or a Guarantor from its Obligations under this Indenture, in each case, in any manner materially adverse to the Holders;

(viii)           make any Note payable in money, or at a place of payment, other than that stated in this Indenture or the Note;

(ix)             reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification; or

(x)              make any direct or indirect change to any amendment, supplement, waiver or modification provision of this Indenture or the Notes that requires the consent of each affected Holder.

For the avoidance of doubt, pursuant to clauses (i), (ii), (iii) and (iv) of this Section 8.02(A), no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may change the amount or type of consideration due on any Note (whether on an Interest Payment Date, Redemption Date, Fundamental Change Repurchase Date or the Maturity Date or upon conversion, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder.

(B)            Holders Need Not Approve the Particular Form of any Amendment. A consent of any Holder pursuant to this Section 8.02 need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

(C)            Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall not be considered outstanding.

Section 8.03     NOTICE OF AMENDMENTS, SUPPLEMENTS AND WAIVERS.

As soon as reasonably practicable after any amendment, supplement or waiver pursuant to Sections 8.01 or 8.02 becomes effective, the Company will send to the Holders and the Trustee notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof; provided, however, that the Company will not be required to provide such notice to the Holders if such amendment, supplement or waiver is included in a periodic report filed by the Company with the SEC within four (4) Business Days of its effectiveness. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.04     REVOCATION, EFFECT AND SOLICITATION OF CONSENTS; SPECIAL RECORD DATES; ETC.

(A)            Revocation and Effect of Consents. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 8.04(B)) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.

(B)            Special Record Dates. The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Section 8.04. If a record date is fixed, then, notwithstanding anything to the contrary in Section 8.04(A), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.

(C)            Solicitation of Consents. For the avoidance of doubt, each reference in this Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.

(D)            Effectiveness and Binding Effect. Each amendment, supplement or waiver pursuant to this Section 8.04 will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

Section 8.05     NOTATIONS AND EXCHANGES.

If any amendment, supplement or waiver changes the terms of a Note, then the Trustee or the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee may place an appropriate notation prepared by the Company on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note pursuant to this Section 8.05 will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.06     TRUSTEE TO EXECUTE SUPPLEMENTAL INDENTURES.

The Trustee will execute and deliver any amendment or supplemental indenture authorized pursuant to this Section 8; provided, however, that the Trustee need not (but may, in its sole and absolute discretion) execute or deliver any such amendment or supplemental indenture that adversely affects the Trustee’s rights, duties, liabilities or immunities (including, without limitation, in connection with the adoption of any Benchmark Replacement Conforming Changes). In executing any amendment or supplemental indenture, the Trustee will be entitled to receive, and (subject to Sections 11.01 and 11.02) will be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel stating that (A) the execution and delivery of such amendment or supplemental indenture is authorized or permitted by this Indenture; and (B) in the case of the Opinion of Counsel, such amendment or supplemental indenture is valid, binding and enforceable against each of the Company and the Guarantors in accordance with its terms.

Article 9.      GUARANTEES

Section 9.01     GUARANTEES

(A)             Generally. By its execution of this Indenture (or by any amended or supplemental indenture pursuant to Section 8.01(B)), each Guarantor acknowledges and agrees that it receives substantial benefits from the Company and that such Guarantor is providing its Guarantee for good and valuable consideration, including such substantial benefits. Subject to this Article 9, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, regardless of the validity or enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, that:

(i)               the principal of, any interest on, and any Conversion Consideration for, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise, and interest on the overdue principal of, any interest on (including any additional interest), or any Conversion Consideration for, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture or the Notes, will be promptly paid or delivered in full or performed, as applicable, in each case in accordance with this Indenture and the Notes; and

(ii)              in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise, (collectively, the “Guaranteed Obligations”), in each case subject to Section 9.02.

Upon the failure of any payment when due of any amount so guaranteed, and upon the failure of any performance so guaranteed, for whatever reason, the Guarantors will be jointly and severally obligated to pay or perform, as applicable, the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Notwithstanding anything to the contrary herein, a Contingent Guarantor shall not be deemed a Guarantor until the occurrence of a Collateral Triggering Event. Following a Collateral Triggering Event, the Contingent Guarantors shall be deemed to be “Guarantors” and the Guarantee of such Contingent Guarantor shall be effective as of the date of such Collateral Triggering Event; provided that, as provided in Section 3.04, upon a Collateral Triggering Event arising under or related to a default in the Company’s obligations under Section 3.08(b) and/or Section 3.08(c), the date that the Contingent Guarantors are to be deemed as Guarantors and the effectiveness of such Contingent Guarantor’s Guarantee shall be deemed to have been Guaranteed and/or effective one (1) day before the earlier of (x) the occurrence of such Collateral Triggering Event and/or (y) the date of the incurrence of the Indebtedness giving rise to such Collateral Triggering Even.

(B)            Guarantee Is Unconditional; Waiver of Diligence, Presentment, Etc. Each Guarantor agrees that its Guarantee of the Guaranteed Obligations is unconditional, regardless of the validity or enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions of this Indenture or the Notes, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever, and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in this Indenture and the Notes.

(C)            Reinstatement of Guarantee Upon Return of Payments. If any Holder or the Trustee is required by any court or otherwise to return, to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any consideration paid or delivered by the Company or the Guarantors to such Holder or the Trustee, then each Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(D)            Subrogation. Each Guarantor agrees that any right of subrogation, reimbursement or contribution it may have in relation to the Holders or in respect of any Guaranteed Obligations will be subordinated to, and will not be enforceable until payment in full of, all Guaranteed Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 7, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations; and (ii) if any Guaranteed Obligations are accelerated pursuant to Article 7, then such Guaranteed Obligations will, whether or not due and payable, immediately become due and payable by the Guarantors. Each Guarantor will have the right to seek contribution from any non-paying Guarantor, but only if the exercise of such right does not impair the rights of the Holders under any Guarantee.

Section 9.02     LIMITATION ON GUARANTOR LIABILITY

Each Guarantor, and, by its acceptance of any Note, each Holder, confirms that each Guarantor and the Holders intend that the Guarantee of each Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. Each of the Trustee, the Holders and each Guarantor irrevocably agrees that the obligations of each Guarantor under its Guarantee will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 9.03     EXECUTION AND DELIVERY OF GUARANTEE

The execution by each Guarantor of this Indenture (or by an amended or supplemental indenture pursuant to Section 8.01(B)) evidences the Guarantee of such Guarantor, and the delivery of any Note by the Trustee after its authentication constitutes due delivery of each Guarantee on behalf of each Guarantor. A Guarantee’s validity will not be affected by the failure of any officer of a Guarantor executing this Indenture or any such amended or supplemental indenture on such Guarantor’s behalf to hold, at the time any Note is authenticated, the same or any other office at each Guarantor, and each Guarantee will be valid and enforceable even if no notation, certificate or other instrument is set upon or attached to, or otherwise executed and delivered to the Holder of, any Note.

Section 9.04     WHEN GUARANTORS MAY MERGE, ETC.

(A)            Generally. No Guarantor will consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of such Guarantor and its Subsidiaries, taken as a whole, to another Person (other than the Company or another Guarantor) (a “Guarantor Business Combination Event”), unless the resulting, surviving or transferee Person is such Guarantor or, if not such Guarantor, expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Guarantor Business Combination Event, a supplemental indenture) all of such Guarantor’s obligations under this Indenture and the Notes; provided that (a) such surviving Guarantor shall be incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia and (b) no Default or Event of Default shall exist, or would result from such Guarantor Business Combination Event. Notwithstanding the foregoing, any Guarantor may merge, consolidate, amalgamate or wind up with or into or transfer all or part of its properties and assets to the Company without regard to the requirements set forth in this Section 9.04(A).

(B)            Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee. Before the effective time of any Guarantor Business Combination Event, the Company will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Guarantor Business Combination Event (and, if applicable, the related supplemental indenture) complies with Section 9.04(A); and (ii) all conditions precedent to such Guarantor Business Combination Event provided in this Indenture have been satisfied.

(C)            Successor Corporation Substituted. At the effective time of any Guarantor Business Combination Event that complies with Section 9.04(A) and Section 9.04(B), the Successor Guarantor Corporation (if not the applicable Guarantor) will succeed to, and may exercise every right and power of, such Guarantor under this Indenture and the Notes with the same effect as if such Successor Guarantor Corporation had been named as a Guarantor in this Indenture and the Notes, and, except in the case of a lease, the predecessor Guarantor will be discharged from its obligations under this Indenture and the Notes.

Section 9.05     FUTURE GUARANTORS; EFFECTIVENESS OF GUARANTEE

(A)            Until a Collateral Triggering Event occurs, the Company shall cause each Subsidiary (i) that is not a Contingent Guarantor and (ii) (x) that becomes a borrower under any Revolving Credit Facility or (y) that guarantees, on the Issue Date or any time thereafter, any obligations under any Revolving Credit Facility to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Subsidiary will become a Contingent Guarantor.

(B)            Following a Collateral Triggering Event, the Company will cause each Subsidiary (i) that is not a Guarantor and (ii) (x) that becomes a borrower under any Revolving Credit Facility or (y) that guarantees, on the Issue Date or any time thereafter, any obligations under any Revolving Credit Facility, to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the Guaranteed Obligations.

(C)            For the avoidance of doubt, unless and until a Collateral Triggering Event has occurred, no such Subsidiary contemplated under this Section 9.05(B) shall be deemed to be a Guarantor unless and until such Subsidiary has executed a supplemental indenture to evidence such Subsidiary’s Guarantee pursuant to Section 8.01(B).

Section 9.06      APPLICABLE OF CERTAIN PROVISIONS OF THE GUARANTORS

(A)            Officer’s Certificates and Opinions of Counsel. Upon any request or application by any Guarantor to the Trustee to take any action under this Indenture, the Trustee will be entitled to receive an Officer’s Certificate and an Opinion of Counsel pursuant to Section 12.02 with the same effect as if each reference to the Company in Section 12.02 or in the definitions of “Officer,” “Officer’s Certificate” or “Opinion of Counsel” were instead a reference to such Guarantor; provided, however, that no such Officer’s Certificate or Opinion of Counsel shall be necessary or provided in connection with entry into the Supplemental Indenture.

(B)            Company Order. A Company Order may be given by any Guarantor with the same effect as if each reference to the Company in the definitions of “Company Order” or “Officer” were instead a reference to such Guarantor.

(C)            Notices and Demands. Any notice or demand that this Indenture requires or permits to be given by the Trustee, or by any Holders, to the Company may instead be given to any Guarantor.

Section 9.07     RELEASE OF GUARANTEES

Any Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(A)            (i) any sale, exchange, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of all or substantially all of the assets of such Guarantor, in each case, if such sale, exchange, transfer or other disposition is not prohibited by the applicable provisions of this Indenture and, unless such sale, exchange, transfer or other disposition is with or to the Company, the surviving or transferee Person expressly assumes such Guarantor’s obligations in accordance with Section 9.04;

(ii)             the merger, consolidation or amalgamation of any Guarantor with and into the Company, or upon the liquidation of a Guarantor following the transfer of all of its assets to the Company; or

(iii)            the merger, consolidation or amalgamation of any Guarantor with and into a Subsidiary of the Company where such Subsidiary is the surviving Person , if such merger, consolidation or amalgamation is not prohibited by the applicable provisions of this Indenture and such Subsidiary expressly assumes such Guarantor’s obligations in accordance with Section 9.04; and

(B)             the Company and such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction and release have been complied with.

Article 10.      SATISFACTION AND DISCHARGE

Section 10.01      TERMINATION OF COMPANY’S OBLIGATIONS.

This Indenture will be discharged, and will cease to be of further effect as to all Notes issued under this Indenture, when:

(A)            all Notes then outstanding (other than Notes replaced pursuant to Section 2.13) have (i) been delivered to the Trustee for cancellation; or (ii) become due and payable (whether on a Redemption Date, a Fundamental Change Repurchase Date, the Maturity Date, upon conversion or otherwise) for an amount of cash or Conversion Consideration, as applicable, that has been fixed;

(B)            the Company has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent (or, with respect to Conversion Consideration, the Holder), in each case for the benefit of the Holders, or has otherwise caused there to be delivered to the Holders, cash (or, with respect to Notes to be converted, Conversion Consideration) sufficient to satisfy all amounts or other property due on all Notes then outstanding (other than Notes replaced pursuant to Section 2.13);

(C)            the Company has paid all other amounts payable by it under this Indenture; and

(D)            the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of this Indenture have been satisfied;

provided, however, that Section 11.06 and Section 12.01 will survive such discharge and, until no Notes remain outstanding, Section 2.15 and the obligations of the Trustee, the Paying Agent and the Conversion Agent with respect to money or other property deposited with them will survive such discharge.

At the Company’s request, the Trustee will acknowledge the satisfaction and discharge of this Indenture.

Section 10.02      REPAYMENT TO COMPANY.

Subject to applicable unclaimed property law, the Trustee, the Paying Agent and the Conversion Agent will promptly notify the Company if there exists (and, at the Company’s request, promptly deliver to the Company) any cash, Conversion Consideration or other property held by any of them for payment or delivery on the Notes that remain unclaimed two (2) years after the date on which such payment or delivery was due. After such delivery to the Company, the Trustee, the Paying Agent and the Conversion Agent will have no further liability to any Holder with respect to such cash, Conversion Consideration or other property, and Holders entitled to the payment or delivery of such cash, Conversion Consideration or other property must look to the Company for payment as a general creditor of the Company.

Section 10.03      REINSTATEMENT.

If the Trustee, the Paying Agent or the Conversion Agent is unable to apply any cash or other property deposited with it pursuant to Section 10.01 because of any legal proceeding or any order or judgment of any court or other governmental authority that enjoins, restrains or otherwise prohibits such application, then the discharge of this Indenture pursuant to Section 10.01 will be rescinded; provided, however, that if the Company thereafter pays or delivers any cash or other property due on the Notes to the Holders thereof, then the Company will be subrogated to the rights of such Holders to receive such cash or other property from the cash or other property, if any, held by the Trustee, the Paying Agent or the Conversion Agent, as applicable.

Article 11.      TRUSTEE

Section 11.01      DUTIES OF THE TRUSTEE.

(A)            If an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has written notice or actual knowledge, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided, to the Trustee indemnity or security satisfactory to Trustee against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(B)          Except during the continuance of an Event of Default of which the Trustee has knowledge or notice as provided in Section 11.01(A):

(i)              the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)              in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel that are provided to the Trustee and conform to the requirements of this Indenture. However, the Trustee will examine such Officer’s Certificates and Opinions of Counsel to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(C)         The Trustee may not be relieved from liabilities for its gross negligence or willful misconduct, except that:

(i)               this paragraph will not limit the effect of Section 11.01(B);

(ii)              the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)             the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.06; and

(iv)             no provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability in the performance of any of its duties under this Indenture, or in the exercise of any of its rights or powers, if it has reasonable grounds to believe that repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

(D)            Each provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (A), (B) and (C) of this Section 11.01, regardless of whether such provision so expressly provides.

(E)             No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability in the performance of any of its duties or in the exercise of any of its rights or powers.

(F)            The Trustee will not be liable for interest on any money received by it, except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.

(G)            Whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee will be subject to the provisions of this Section 11.01.

(H)            The Trustee will not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent (except in its capacity as Paying Agent pursuant to the terms of this Indenture) or any records maintained by any co-Registrar with respect to the Notes.

(I)              If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred, unless a Responsible Officer of the Trustee had actual knowledge of such event.

(J)            Under no circumstances will the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

Section 11.02      RIGHTS OF THE TRUSTEE.

(A)            The Trustee may conclusively rely on any document that it believes to be genuine and signed or presented by the proper Person, and the Trustee need not investigate any fact or matter stated in such document.

(B)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate, an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel; and the advice of such counsel, or any Opinion of Counsel, will constitute full and complete authorization of the Trustee to take or omit to take any action in good faith in reliance thereon without liability.

(C)            The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any such agent appointed with due care.

(D)            The Trustee will not be liable for any action it takes or omits to take in good faith and that it believes to be authorized or within the rights or powers vested in it by this Indenture.

(E)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(F)            The Trustee need not exercise any rights or powers vested in it by this Indenture at the request or direction of any Holder unless such Holder has offered, and, if requested, provided, the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense that it may incur in complying with such request or direction.

(G)            The Trustee will not be responsible or liable for any punitive, special, indirect, incidental or consequential loss or damage (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(H)            The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and the Trustee will incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(I)              The Trustee will not be deemed to have notice of any Default or Event of Default unless written notice of any event that is a Default or Event of Default is received by a Responsible Officer of the Trustee at the corporate trust office of the Trustee specified in Section 12.01, and such notice references the Notes and this Indenture and states that it is a “Notice of Default”.

(J)             The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities under this Indenture.

(K)            The Trustee may request that the Company deliver a certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(L)             The permissive rights of the Trustee enumerated herein will not be construed as duties.

(M)           The Trustee will not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(N)            Notwithstanding anything to the contrary in this Indenture, the Trustee will have no duty to know or inquire as to the performance or nonperformance of any provision of any agreement, instrument, or contract, nor will the Trustee be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or contract, whether or not a copy of such agreement has been provided to the Trustee.

(O)            The Trustee shall not be responsible or liable for the actions or omissions of the Designated Transaction Representative, or any failure or delay in the performance of its duties or obligations, nor shall it be under any obligation to oversee or monitor its performance; and the Trustee shall be entitled to rely conclusively upon, any determination made, and any instruction, notice, officer certificate, or other instrument or information provided, by the Designated Transaction Representative, without independent verification, investigation or inquiry of any kind. The Trustee shall not be under any duty to succeed to, assume or otherwise perform any of the duties of the Designated Transaction Representative, or to appoint a successor or replacement in the event of its resignation or removal.

Section 11.03      INDIVIDUAL RIGHTS OF THE TRUSTEE.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of any Note and may otherwise deal with the Company or any of its Affiliates with the same rights that it would have if it were not Trustee; provided, however, that if the Trustee acquires a “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), then it must eliminate such conflict within ninety (90) days or resign as Trustee. Each Note Agent will have the same rights and duties as the trustee under this Section 11.03.

Section 11.04      TRUSTEE’S DISCLAIMER.

Neither the Trustee nor any Note Agent will be (A) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (B) accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (D) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than the Trustee’s certificate of authentication. Neither the Trustee nor any Note Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of LIBOR (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (ii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. Neither the Trustee nor any Note Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Indenture as a result of the unavailability of LIBOR (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Designated Transaction Representative, in providing any direction, instruction, notice or information required or contemplated by the terms of this Indenture and reasonably required for the performance of such duties.

Section 11.05      NOTICE OF DEFAULTS.

If a Default or Event of Default occurs and is continuing of which a Responsible Officer of the Trustee has received written notice, then the Trustee will send Holders a notice of such Default or Event of Default within ninety (90) days after receipt of such notice; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of, or interest on, any Note, or a Default in the payment or delivery of the Conversion Consideration, the Trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders.

Section 11.06      COMPENSATION AND INDEMNITY.

(A)            The Company and the Guarantors, jointly and severally, will, from time to time, pay the Trustee and the Note Agents compensation for their acceptance of this Indenture and services under this Indenture and the Notes as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. In addition to the compensation for the Trustee’s services, the Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(B)            The Company will indemnify the Trustee (in each of its capacities) and its directors, officers, employees and agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company or the Guarantors (including this Section 11.06 and the provisions of Article 9) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct, as determined by a final, non-appealable order of a court of competent jurisdiction. The Trustee will promptly notify the Company of any claim for which it may seek indemnity, but the Trustee’s failure to so notify the Company will not relieve the Company of its obligations under this Section 11.06(B), except to the extent the Company is materially prejudiced by such failure. The Company will defend such claim, and the Trustee will cooperate in such defense. If the Trustee is advised by counsel that it may have defenses available to it that are in conflict with the defenses available to the Company, or that there is an actual or potential conflict of interest, then the Trustee may retain separate counsel, and the Company will pay the reasonable fees and expenses of such counsel (including the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such a conflict exists). The Company need not pay for any settlement of any such claim made without its consent, which consent will not be unreasonably withheld.

(C)            The obligations of the Company under this Section 11.06 will survive the resignation or removal of the Trustee and the discharge of this Indenture.

(D)            To secure the Company’s payment obligations in this Section 11.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, or interest on, particular Notes, which lien will survive the discharge of this Indenture.

(E)             If the Trustee incurs expenses or renders services after an Event of Default pursuant to clauses (xii) or (xiii) of Section 7.01(A) occurs, then such expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 11.07      REPLACEMENT OF THE TRUSTEE.

(A)            Notwithstanding anything to the contrary in this Section 11.07, a resignation or removal of the Trustee, and the appointment of a successor Trustee, will become effective only upon such successor Trustee’s acceptance of appointment as provided in this Section 11.07.

(B)            The Trustee may resign at any time and be discharged from the trust created by this Indenture by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(i)               the Trustee fails to comply with Section 11.09;

(ii)              the Trustee is adjudged to be bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)             a custodian or public officer takes charge of the Trustee or its property; or

(iv)            the Trustee becomes incapable of acting.

(C)             If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, then (i) the Company will promptly appoint a successor Trustee; and (ii) at any time within one (1) year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the Notes then outstanding may appoint a successor Trustee to replace such successor Trustee appointed by the Company.

(D)             If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, then the retiring Trustee, the Company or the Holders of at least ten percent (10%) in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(E)             If the Trustee, after written request by a Holder of at least six (6) months, fails to comply with Section 11.09, then such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(F)             A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company, upon which notice the resignation or removal of the retiring Trustee will become effective and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send notice of its succession to Holders. The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all property held by it as Trustee to the successor Trustee, which property will, for the avoidance of doubt, be subject to the lien provided for in Section 11.06(D).

Section 11.08      SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or entity, or any corporation or entity otherwise succeeds to all or substantially all of the corporate trust business of the Trustee, then such corporation or entity will become the successor Trustee without the execution or filing of any paper or any further act.

Section 11.09      ELIGIBILITY; DISQUALIFICATION.

There will at all times be a Trustee under this Indenture that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Article 12.      MISCELLANEOUS

Section 12.01      NOTICES.

Any notice or communication by the Company or any Guarantor or the Trustee to the other will be deemed to have been duly given if in writing in English and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, to the other’s address, which initially is as follows:

If to the Company or any Guarantor:

[ • ]

with a copy (which will not constitute notice) to:

[ • ]

If to the Trustee:

U.S. Bank National Association

West Side Flats St. Paul

60 Livingston Ave.

Saint Paul, MN 55107 | EP-MN-WS3C

Attention: Administrator, Crown Proptech

The Company, any Guarantor or the Trustee, by notice to the other, may designate additional or different addresses (including facsimile numbers and electronic addresses) for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by facsimile, electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice to the Trustee or any Note Agent shall be deemed given upon actual receipt by the Trustee or such Note Agent.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided, however, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures (in which case, such notice will be deemed to be duly sent or given in writing). The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

The Trustee agrees to accept and act on instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided that the Trustee has received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which incumbency certificate the Trustee will be entitled to rely as conclusive and up-to-date until such time as it receives an amended certificate containing any additions thereto or deletions therefrom. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s reasonable understanding of such instructions will be deemed controlling. The Trustee will not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions may conflict or be inconsistent with a subsequent written instruction. Any communication sent to the Trustee hereunder that is required to be signed must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign, AdobeSign (or such other digital signature provider as specified in writing to Trustee by an Officer of the Company). The Trustee shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. The Company and the Holders agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any Redemption Notice or Fundamental Change Repurchase Notice) to a holder of a Global Note (whether by mail or otherwise), such notice will be sufficiently given if given to the Depositary (or its designee) pursuant to the Depositary Procedures, including by electronic mail in accordance with the Depositary Procedures. Subject to the requirements of the preceding paragraph, if the Trustee is then acting as the Depositary’s custodian for the Notes, then, at the reasonable request of the Company to the Trustee, the Trustee will cause any notice prepared by the Company to be sent to any Holder(s) pursuant to the Depositary Procedures, provided such request is evidenced in a Company Order delivered, together with the text of such notice, to the Trustee at least two (2) Business Days before the date such notice is to be so sent. For the avoidance of doubt, such Company Order need not be accompanied by an Officer’s Certificate or Opinion of Counsel. The Trustee will not have any liability relating to the contents of any notice that it sends to any Holder pursuant to any such Company Order.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary in this Indenture or the Notes, (A) whenever any provision of this Indenture requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities; and (B) whenever any provision of this Indenture requires a party to send notice to more than one receiving party, and each receiving party is the same Person acting in different capacities, then only one such notice need be sent to such Person.

Section 12.02      DELIVERY OF OFFICER’S CERTIFICATE AND OPINION OF COUNSEL AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial authentication of Notes under this Indenture), the Company will furnish to the Trustee:

(A)            an Officer’s Certificate in form reasonably satisfactory to the Trustee that complies with Section 12.03 and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to such action have been satisfied; and

(B)            an Opinion of Counsel in form reasonably satisfactory to the Trustee that complies with Section 12.03 and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 12.03      STATEMENTS REQUIRED IN OFFICER’S CERTIFICATE AND OPINION OF COUNSEL.

Each Officer’s Certificate (other than an Officer’s Certificate pursuant to Section 3.05) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture will include:

(A)            a statement that the signatory thereto has read such covenant or condition;

(B)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained therein are based;

(C)            a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(D)            a statement as to whether, in the opinion of such signatory, such covenant or condition has been satisfied.

Section 12.04      RULES BY THE TRUSTEE, THE REGISTRAR, THE PAYING AGENT AND THE CONVERSION AGENT.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Paying Agent and Conversion Agent each may make reasonable rules and set reasonable requirements for its functions.

Section 12.05      NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under this Indenture or the Notes or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 12.06      GOVERNING LAW; WAIVER OF JURY TRIAL.

THIS INDENTURE, THE GUARANTEES AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE GUARANTEES OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, EACH GUARANTOR, THE TRUSTEE AND EACH HOLDER (BY ITS ACCEPTANCE OF ANY NOTE) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE, THE NOTES OR THE GUARANTEES.

Section 12.07      SUBMISSION TO JURISDICTION.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 12.01 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company, each Guarantor the Trustee and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 12.08      NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

Neither this Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret this Indenture or the Notes.

Section 12.09      SUCCESSORS.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 12.10      FORCE MAJEURE.

The Trustee and each Note Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility under this Indenture or the Notes by reason of any occurrence beyond its control (including any act or provision of any present or future law or regulation or governmental authority, act of God or war, civil unrest, local or national disturbance or disaster, epidemic, pandemic, act of terrorism or unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 12.11      U.S.A. PATRIOT ACT.

The Company acknowledges that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company agrees to provide the Trustee with such information as it may request to enable the Trustee to comply with the U.S.A. PATRIOT Act.

Section 12.12      CALCULATIONS.

Except as otherwise provided in this Indenture, the Company will be responsible for making all calculations called for under this Indenture or the Notes, including determinations of the Last Reported Sale Price, Daily VWAP, the Stock Price, the Daily Conversion Value, the Daily Cash Amount, the Daily Share Amount, accrued interest on the Notes, Special Interest and the Conversion Rate (including any adjustments to the Conversion Rate).

The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations to the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent may rely conclusively on the accuracy of the Company’s calculations without independent verification. The Company will promptly forward a copy of each such schedule to a Holder upon its written request therefor, at the cost and expense of the Company.

For the avoidance of doubt, neither the Trustee nor the Conversion Agent will have any responsibility to make any calculations under this Indenture, nor will the Trustee or the Conversion Agent be charged with knowledge of or have any duties to monitor the Last Reported Sale Price. The Trustee and the Conversion Agent may rely conclusively on all calculations and information provided to them by the Company, including as to the Last Reported Sale Price and the Conversion Rate.

Section 12.13      SEVERABILITY.

If any provision of this Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Indenture or the Notes will not in any way be affected or impaired thereby.

Section 12.14      COUNTERPARTS.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Indenture as to the other parties hereto will be deemed to be their original signatures for all purposes.

Section 12.15      TABLE OF CONTENTS, HEADINGS, ETC.

The table of contents and the headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

Section 12.16      WITHHOLDING TAXES.

Each Holder and beneficial owner of a Note agrees, to provide, at the time it becomes a party hereto and thereinafter upon reasonable request or as required under applicable law, tax forms or other documentation (including any applicable IRS Form W-8/W-9 as well as certifications indicating eligibility for the portfolio interest exemption) reasonably satisfactory to the Company or other applicable withholding agent to establish an exemption from US withholding tax on payments and deliveries hereunder as well as an exemption from, or a reduction in the rate of, US withholding that may apply to any constructive dividend (e.g., under Section 305(c) of the Code). The Company shall be entitled to determine the amount and the timing of any such constructive dividend in its sole discretion. Without duplication of any amounts already withheld or set off, each Holder of a Note and each beneficial owner of an interest in a Global Note shall pay to, or hold the Company or other applicable withholding agent harmless for, any US withholding (including, for this purpose, any interest and penalties and additional amounts) on payments and deliveries as well as constructive dividends hereunder, and the Company or such withholding agent, as applicable, may, at its option, withhold from or set off such payments against payments of cash or the delivery of other Conversion Consideration on such Note, any payments on the Common Shares or sales proceeds received by, or other funds or assets of, such Holder or the beneficial owner of such Note. The provisions of this paragraph shall survive the performance or termination of this Indenture.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

[CROWN PROPTECH ACQUISITIONS], AS ISSUER

By:
Name:
Title:

[Subsidiary as of Issue Date, AS CONTINGENT GUARANTORS]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:
Name:
Title:

[Signature Page to Indenture]